Exhibit 4.1

Execution version

USD 375,000,000

TERM LOAN AND REVOLVING CREDIT FACILITIES AGREEMENT

dated 4 September 2018

for

KNOT SHUTTLE TANKERS AS

KNUTSEN SHUTTLE TANKERS XII KS

KNUTSEN SHUTTLE TANKERS 13 AS

KNUTSEN NYK SHUTTLE TANKERS 16 AS

KNOT SHUTTLE TANKERS 17 AS

KNOT SHUTTLE TANKERS 18 AS

as Borrowers

with

KNOT OFFSHORE PARTNERS L.P.

as Parent Guarantor

arranged by

THE FINANCIAL INSTITUTIONS listed in Part B of Schedule 1 (The Original Parties) acting as Mandated Lead Arranger and Bookrunners with

THE FINANCIAL INSTITUTIONS listed in Part A of Schedule 1 (The Original Parties) acting as Original Lenders

THE FINANCIAL INSTITUTIONS listed in Part C of Schedule 1 (The Original Parties) acting as Hedging Banks

and

NORDEA BANK AB (PUBL), FILIAL I NORGE

as Co-Ordinator

and

DNB BANK ASA

acting as Agent

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33.	Notices	104

34.	Calculations And Certificates	106

35.	Partial Invalidity	107

36.	Remedies And Waivers	107

37.	Amendments And Waivers	107

38.	Counterparts	114

39.	Conflict	114

40.	Confidential Information	114

41.	Confidentiality Of Funding Rates And Reference Bank Quotations	118

42.	Disclosure By The Parent Guarantor	120

43.	“Know Your Customer” Checks	120

44.	Governing Law	121

45.	Enforcement	122

SCHEDULE 1 THE ORIGINAL PARTIES		123

SCHEDULE 2 CONDITIONS PRECEDENT		125

SCHEDULE 3 REQUESTS		132

	Part I Utilisation Request

	Part II Selection Notice

SCHEDULE 4 FORM OF TRANSFER CERTIFICATE		135

SCHEDULE 5 FORM OF LENDER ASSIGNMENT AGREEMENT		137

SCHEDULE 6 FORM OF COMPLIANCE CERTIFICATE		140

SCHEDULE 7 STRUCTURE CHART		141

SCHEDULE 8 REPAYMENT SCHEDULE		142

SCHEDULE 9 LIST OF EXISTING HEDGING TRANSACTIONS		143

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THIS AGREEMENT is dated 4 September 2018 and made between:

(1)	KNOT SHUTTLE TANKERS AS, Norwegian registration no. 998 942 829, with registered offices at Smedasundet 40, N-5529 Haugesund, Norway as borrower (in that capacity, the “RCF Borrower”);

KNUTSEN SHUTTLE TANKERS XII KS, Norwegian registration no. 991 959 610, with registered offices at Smedasundet 40, N-5529 Haugesund, Norway as a borrower (in that capacity, “Borrower A”);

KNUTSEN SHUTTLE TANKERS 13 AS, Norwegian registration no. 996 661 016, with registered offices at Smedasundet 40, N-5529 Haugesund, Norway as a borrower (in that capacity, “Borrower B”);

KNUTSEN NYK SHUTTLE TANKERS 16 AS, Norwegian registration no. 997 404 009, with registered offices at Smedasundet 40, N-5529 Haugesund, Norway as a borrower (in that capacity, “Borrower C”);

KNOT SHUTTLE TANKERS 17 AS, Norwegian registration no. 998 942 969, with registered offices at Smedasundet 40, N-5529 Haugesund, Norway as a borrower (in that capacity, “Borrower D”);

KNOT SHUTTLE TANKERS 18 AS, Norwegian registration no. 998 943 035, with registered offices at Smedasundet 40, N-5529 Haugesund, Norway as a borrower (in that capacity, “Borrower E”),

as borrowers (in that capacity, the “Borrowers”);

(2)

KNOT OFFSHORE PARTNERS L.P., a master limited partnership listed on the New York Stock Exchange, with registered offices at 2 Queen’s Cross, Aberdeen, Aberdeenshire, AB15 4YB, United Kingdom as parent guarantor (the “Parent Guarantor”);

KNOT SHUTTLE TANKERS AS, Norwegian registration no. 998 942 829, with registered offices at Smedasundet 40, N-5529 Haugesund, Norway (in that capacity, “Guarantor 1”);

KNUTSEN SHUTTLE TANKERS 13 AS, Norwegian registration no. 996 661 016, with registered offices at Smedasundet 40, N-5529 Haugesund, Norway (in that capacity, “Guarantor 2”);

KNUTSEN NYK SHUTTLE TANKERS 16 AS, Norwegian registration no. 997 404 009, with registered offices at Smedasundet 40, N-5529 Haugesund, Norway (in that capacity, “Guarantor 3”);

KNOT SHUTTLE TANKERS 17 AS, Norwegian registration no. 998 942 969, with registered offices at Smedasundet 40, N-5529 Haugesund, Norway (in that capacity, “Guarantor 4”);

KNOT SHUTTLE TANKERS 18 AS, Norwegian registration no. 998 943 035, with registered offices at Smedasundet 40, N-5529 Haugesund, Norway as a borrower (in that capacity, “Guarantor 5”),

as guarantors (in that capacity, the “Guarantors”);

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(3)

THE FINANCIAL INSTITUTIONS listed in Part B of Schedule 1 (The Original Parties) as mandated lead arrangers (in that capacity, the “Mandated Lead Arrangers”) and bookrunners (in that capacity, the “Bookrunners”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part A of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part C of Schedule 1 (The Original Parties) as hedging banks (the “Hedging Banks”);

(6)

NORDEA BANK AB (PUBL), FILIAL I NORGE, Norwegian registration no. 983 258 344, a banking institution organised under the laws of Norway acting through its office at Essendrops gate 7, N-0368 Oslo as co-ordinator (the “Co-Ordinator”); and

(7)

DNB BANK ASA, Norwegian registration no. 984 851 006, a banking institution organised under the laws of Norway acting through its office at Solheimsgaten 7C, N-5058 Bergen, Norway as facility agent and security trustee for the other Finance Parties and the Hedging Banks (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Account Bank” means DNB Bank ASA, Norwegian registration no. 984 851 006, a banking institution organised under the laws of Norway acting through its office at Solheimsgaten 7C, N-5058 Bergen, Norway.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreement” means this facility agreement, as it may be amended, supplemented and varied in writing from time to time, including its schedules.

“Approved Brokers” means Fearnleys AS, Clarksons Platou AS and Lorentzen & Stemoco.

“Approved Ship Registry” means the Norwegian Ordinary Ship Registry (NOR), the Norwegian International Ship Registry (NIS), the Danish International Ship Register (DIS), the ship registries of Malta, the United Kingdom, the Isle of Man, the Bahamas, or any ship registry as approved in writing by the Agent (on behalf of all Lenders).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)	in relation to the Term Loan Facilities, the period from and including the Closing Date to and including 30 September 2018; and

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(b)	in relation to the Revolving Credit Facility, the period from and including the Closing Date to and including the date falling three (3) months prior to the Final Maturity Date.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus (subject as set out below):

(a)	the amount of its participation in any outstanding Utilisation under that Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any other Utilisation that are due to be made under that Facility on or before the proposed Utilisation Date,

other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means, in respect of a Facility or a Tranche, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility or Tranche.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms , the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Basel II Accord” means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord.

“Basel II Approach” means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel II Accord.

“Basel II Regulation” means:

(a)

any law or regulation implementing the Basel II Accord (including the relevant provisions of directive 2013/36/EU (“CRD IV”) and regulation 575/2013 (“CRR”) of the European Union) to the extent only that such law or regulation re-enacts and/or implements the requirements of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord; and

(b)	any Basel II Approach adopted by a Finance Party or any of its Affiliates.

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“Basel III Accord” means, together:

(a)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement—Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Basel III Regulation” means any law or regulation implementing the Basel III Accord (including CRD IV and CRR) save to the extent that such law or regulation re-enacts a Basel II Regulation.

“Borrower A Assignment Agreement” means an agreement dated on or about the hereof for the pledge with first priority of the Borrower A Earnings Account and the assignment with first priority of the Earnings and the Insurances in respect of Vessel 1 and Vessel 2 and Borrower A’s benefits under the Hedging Agreements, entered or to be entered into between Borrower A and the Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks).

“Borrower A Earnings Account” means USD account no. NO51 1250 0413 857, held in the name of Borrower A with the Account Bank.

“Borrower A Factoring Agreement” means a first priority Norwegian law factoring agreement in the amount of USD 138,000,000 dated on or about the date hereof between Borrower A and the Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks), to be registered against Borrower A with the Norwegian Registry of Movable Property (Nw. Løsøreregisteret).

“Borrower A Mortgage I” means the first priority cross-collateralized mortgage in the amount of USD 138,000,000 (and deed of covenants or declaration of pledge collateral thereto (if applicable)), to be executed and recorded by Borrower A against Vessel 1 in favour of the Agent (on behalf of the Finance Parties and the Hedging Banks) in the relevant Approved Ship Registry, in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks).

“Borrower A Mortgage II” means the first priority cross-collateralized mortgage in the amount of USD 138,000,000 (and deed of covenants or declaration of pledge collateral thereto (if applicable)), to be executed and recorded by Borrower A against Vessel 2 in favour of the Agent (on behalf of the Finance Parties and the Hedging Banks) in the relevant Approved Ship Registry, in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks).

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“Borrower A Share Pledge” means an agreement for the charge/pledge with first priority of 100% of the shares Knutsen Shuttle Tankers XII AS (owning 10% of the partnership shares in Borrower A) and KNOT Shuttle Tankers 12 AS (owning 90% of the partnership shares in Borrower A) dated on or about the date hereof, entered or to be entered into between the RCF Borrower and the Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks).

“Borrower B Earnings Account” means USD account no. NO12 1250 0469 461, held in the name of Borrower B with the Account Bank.

“Borrower B Factoring Agreement” means a first priority Norwegian law factoring agreement in the amount of USD 450,000,000 dated on or about the date hereof between Borrower B and the Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks), to be registered against Borrower B with the Norwegian Registry of Movable Property (Nw. Løsøreregisteret).

“Borrower B Mortgage” means the first priority cross- collateralized mortgage in the amount of USD 450,000,000 (and deed of covenants or declaration of pledge collateral thereto (if applicable)), to be executed and recorded by Borrower B against Vessel 3 in favour of the Agent (on behalf of the Finance Parties and the Hedging Banks) in the relevant Approved Ship Registry, in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks).

“Borrower B Assignment Agreement” means an agreement dated on or about the hereof for the pledge with first priority of the Borrower B Earnings Account and the assignment with first priority of the Earnings and the Insurances in respect of Vessel 3 and Borrower B’s benefits under the Hedging Agreements, entered or to be entered into between Borrower B and the Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks).

“Borrower B Share Pledge” means an agreement for the charge/pledge with first priority of 100% of the shares in Borrower B dated on or about the date hereof or on or about, entered or to be entered into between the RCF Borrower and the Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks).

“Borrower C Earnings Account” means USD account no. NO60 1250 0477 618, held in the name of Borrower C with the Account Bank.

“Borrower C Factoring Agreement” means a first priority Norwegian law factoring agreement in the amount of USD 450,000,000 dated on or about the date hereof between Borrower C and the Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks), to be registered against Borrower C with the Norwegian Registry of Movable Property (Nw. Løsøreregisteret).

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“Borrower C Mortgage” means the first priority cross-collateralized mortgage in the amount of USD 450,000,000 (and deed of covenants or declaration of pledge collateral thereto (if applicable)), to be executed and recorded by Borrower C against Vessel 4 in favour of the Agent (on behalf of the Finance Parties and the Hedging Banks) in the relevant Approved Ship Registry, in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks).

“Borrower C Assignment Agreement” means an agreement dated on or about the hereof for the pledge with first priority of the Borrower C Earnings Account and the assignment with first priority of the Earnings and the Insurances in respect of Vessel 4 and Borrower C’s benefits under the Hedging Agreements, entered or to be entered into between Borrower C and the Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks).

“Borrower C Share Pledge” means an agreement for the charge/pledge with first priority of 100% of the shares in Borrower C dated on or about the date hereof, entered or to be entered into between the RCF Borrower and the Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks).

“Borrower D Earnings Account” means USD account no. NO90 1250 0495 993, held in the name of Borrower D with the Account Bank.

“Borrower D Factoring Agreement” means a first priority Norwegian law factoring agreement in the amount of USD 450,000,000 dated on or about the date hereof between Borrower D and the Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks), to be registered against Borrower D with the Norwegian Registry of Movable Property (Nw. Løsøreregisteret).

“Borrower D Mortgage” means the first priority cross-collateralized mortgage in the amount of USD 450,000,000 (and deed of covenants or declaration of pledge collateral thereto (if applicable)), to be executed and recorded by Borrower D against Vessel 5 in favour of the Agent (on behalf of the Finance Parties and the Hedging Banks) in the relevant Approved Ship Registry, in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks).

“Borrower D Assignment Agreement” means an agreement dated on or about the hereof for the pledge with first priority of the Borrower D Earnings Account and the assignment with first priority of the Earnings and the Insurances in respect of Vessel 5 and Borrower D’s benefits under the Hedging Agreements, entered or to be entered into between Borrower D and the Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks).

“Borrower D Share Pledge” means an agreement for the charge/pledge with first priority of 100% of the shares in Borrower D dated on or about the date hereof or on or about, entered or to be entered into between the RCF Borrower and the Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks).

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“Borrower E Earnings Account” means USD account no. NO67 1250 0496 019, held in the name of Borrower E with the Account Bank.

“Borrower E Factoring Agreement” means a first priority Norwegian law factoring agreement in the amount of USD 450,000,000 dated on or about the date hereof between Borrower E and the Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks), to be registered against Borrower E with the Norwegian Registry of Movable Property (Nw. Løsøreregisteret).

“Borrower E Mortgage” means the first priority cross-collateralized mortgage in the amount of USD 450,000,000 (and deed of covenants or declaration of pledge collateral thereto (if applicable)), to be executed and recorded by Borrower E against Vessel 6 in favour of the Agent (on behalf of the Finance Parties and the Hedging Banks) in the relevant Approved Ship Registry, in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks).

“Borrower E Assignment Agreement” means an agreement dated on or about the hereof for the pledge with first priority of the Borrower E Earnings Account and the assignment with first priority of the Earnings and the Insurances in respect of Vessel 6 and Borrower E’s benefits under the Hedging Agreements, entered or to be entered into between Borrower E and the Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks).

“Borrower E Share Pledge” means an agreement for the charge/pledge with first priority of 100% of the shares in Borrower E dated on or about the date hereof, entered or to be entered into between the RCF Borrower and the Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks).

“Break Costs” means the amount (if any) by which:

(a)

the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York City, Paris and Norway.

“Change of Control” means the occurrence of any of the following:

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(a)

TS Shipping Invest AS (or a 100% owned subsidiary of TS Shipping Invest AS) and NYK Logistics Holding (Europe) B.V. (or Nippon Yusen Kabushiki Kaisha or another 100% owned subsidiary of Nippon Yusen Kabushiki Kaisha) each does not own or is not able to vote for (directly or indirectly) 50% of the shares in KNOT; or

(b)	the Parent Guarantor does not own or is not able to vote for (directly or indirectly) all of the shares in the Borrowers; or

(c)	KNOT does not own or is not able to vote for (directly or indirectly) all of the shares in the General Partner (being the general partner in the Parent Guarantor); or

(d)	the General Partner ceases to be the general partner of the Parent Guarantor; or

(e)

KNOT does not own (directly or indirectly) at least 25% of the common and general partner units in the Parent Guarantor (capital and voting rights to be subject to the limitations on voting rights relating to election of board members, amendments and certain other matters as set out in the limited partnership agreement entered into in relation to the Parent Guarantor); or

(f)

any person or group of persons acting in concert (other than KNOT and/or any of its wholly owned Subsidiaries) acquires, legally or beneficially, and either directly or indirectly, more than thirty three point thirty three per cent. (33.33%) of the common and general partner units or voting rights in the Parent Guarantor.

“Closing Date” means the date of this Agreement, which shall be a date falling on or before 4 September 2018.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means a Term Loan Facility A Commitment, a Term Loan Facility B Commitment or a Revolving Credit Facility Commitment.

“Companies Act” means the Norwegian Limited Liability Companies Act of 13 June 1997 No. 44 (Nw. aksjeloven).

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Borrowers, any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

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(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 40 (Confidential Information); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation.

“Credit Facility” means the Term Loan Facilities and the Revolving Credit Facility, and “Facility” means either of them.

“Default” means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)

which has failed to make its participation in a Loan available (or has notified the Agent or the Borrowers (which have notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event, and

payment is made within three (3) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Credit Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

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(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“DOC” means in relation to the Manager of a Vessel a valid document of compliance issued to such company pursuant to paragraph 13.2 of the ISM Code.

“Earnings” means all moneys whatsoever which are now or later become, payable (actually or contingently) to a Borrower in respect of and/or arising out of the use of or operation of a Vessel, including (but not limited to):

(a)

all freight, hire and passage moneys payable to that Borrower, including (without limitation) payments of any nature under any contract or any other agreement for the employment, use, possession, management and/or operation of that Vessel;

(b)	any claim under any guarantees related to hire payable to that Vessel as a consequence of the operation of that Vessel;

(c)	any compensation payable to that Borrower in the event of any requisition of that Vessel or for the use of that Vessel by any government authority or other competent authority;

(d)	remuneration for salvage, towage and other services performed by that Vessel payable to that Borrower;

(e)	demurrage and retention money receivable by that Borrower in relation to that Vessel;

(f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings from that Vessel;

(g)

if and whenever that Vessel is employed on terms whereby any moneys falling within paragraph a) to f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Vessel; and

(h)	any other money which arise out of the use of or operation of that Vessel and moneys whatsoever due or to become due to that Borrower from third parties in relation to that Vessel.

“Earnings Accounts” means together:

(a)	the Borrower A Earnings Account;

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(b)	the Borrower B Earnings Account;

(c)	the Borrower C Earnings Account;

(d)	the Borrower D Earnings Account; and

(e)	the Borrower E Earnings Account,

and “Earnings Account” means any of them.

“EEA Member Country” means any Member State of the European Union, Iceland, Liechtenstein and Norway.

“Eligible Institution” means any Lender or other bank or financial institution selected by the Borrower and which, in each case, is not a member of the Group or an affiliate of any member of the Group.

“Environmental Approval” means any permit, licence, consent, approval and other authorisations and the filing of any notification, or assessment required under any Environmental Law for the operation of the Vessel.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person or company in respect of any Environmental Law or Environmental Permits.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment or to the carriage of material which is capable of polluting the environment;

(c)	harm to or the protection of human health;

(d)	the conditions of the workplace; or

(e)	any emission or substance capable of causing harm to any living organism or the environment.

“Environmental Permits” means any permit, licence, consent, approval and other and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of business conducted on or from the properties owned or used by an Obligor.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Event of Default” means any event or circumstance specified as such in Clause 25 (Events of Default).

“Existing Hedging Transactions” means the hedging transactions listed and specified in Schedule 9 (List of Existing Hedging Transactions).

“Existing Loans” means:

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(a)

a USD 90,000,000 term loan facility agreement dated 7 June 2012 (as amended, supplemented and restated from time to time) (the “Ingrid Facility”) between (a) Borrower C as borrower (b) the RCF Borrower and the Parent Guarantor as guarantors, (c) DNB Bank ASA and Nordea Bank AB (publ), filial i Norge as commercial lenders, bookrunners and mandated lead arrangers, (d) the Norwegian Government represented by the Norwegian Ministry of Trade, Industry and Fisheries as export credit lender, (e) the Nordea Bank AB (publ), filial i Norge and DNB Bank ASA as swap banks and (f) DNB Bank ASA as facility agent and security trustee;

(b)

a USD 140,000,000 term loan facility agreement dated 10 June 2014 (as amended, supplemented and restated from time to time) (the “Fortaleza/Recife Facility”) between (a) Borrower A as borrower, (b) the RCF Borrower and the Parent Guarantor as guarantors, (c) the Financial Institutions listed in Schedule 1 thereto as lenders, (d) Nordea Bank AB (publ), filial i Norge, DNB Bank ASA, ABN AMRO Bank N.V., Oslo Branch and BNP Paribas as arrangers, (e) DNB Bank ASA, ABN AMRO Bank N.V., BNP Paribas and Nordea Bank AB (publ) as hedging banks and (f) DNB Bank ASA as facility agent and security trustee; and

(c)

a USD 240,000,000 term and revolving loan facility agreement dated 10 June 2014 (as amended, supplemented and restated from time to time) (the “Windsor/Bodil/Carmen Facility”) between (a) Borrower B, D and E as borrowers, (b) the RCF Borrower and the Parent Guarantor as guarantors, (c) Nordea Bank AB (publ), filial i Norge, DNB Bank ASA, ABN AMRO Bank N.V., Oslo Branch and BNP Paribas as lenders and arrangers, (d) DNB Bank ASA, ABN AMRO Bank N.V., BNP Paribas and Nordea Bank AB (publ) as hedging banks and (e) Nordea Bank AB (publ), filial i Norge, as facility agent and security trustee.

“FA Act” means the Norwegian Financial Agreements Act of 25 June 1999 No. 46 (Nw. finansavtaleloven).

“Facility Office” means:

(a)

the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

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“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)

in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means

(a)	any letter or letters dated on or about the Closing Date between the Agent and the Borrower (or the Arrangers and the Borrower) setting out any fee referred to in Clause 12 (Fees); and

(b)	any agreement setting out fees payable to a Finance Party referred to under any other Finance Document.

“Final Maturity Date” means the date falling five (5) years from the Closing Date.

“Finance Document” means this Agreement, any Security Document, any Fee Letter, any Manager’s Undertaking, any Compliance Certificate, any Selection Notice, any Utilisation Request, any Letter of Quiet Enjoyment, any other document designated as such by the Agent and the Borrowers and, as long as there is an Event of Default which is continuing and for the purposes of Clause 30 (Sharing among the Finance Parties), Clause 31 (Payment mechanics) and Clause 32 (Set-off) only, “Finance Document” shall also include any Hedging Agreement.

“Finance Party” means the Agent, a Mandated Lead Arranger, a Bookrunner, a Lender, the Co-Ordinator or, as long as there is an Event of Default which is continuing and for the purposes of Clause 30 (Sharing among the Finance Parties), Clause 31 (Payment mechanics) and Clause 32 (Set-off) only, “Finance Party” shall also include the Hedging Banks.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

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(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)

any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) of any derivative transaction, only the marked to market value shall be taken into account), including any Hedging Agreement;

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 11.4 (Cost of funds).

“GAAP” means generally accepted accounting principles in Norway or the United States of America, including, if applicable, IFRS.

“General Partner” means KNOT Offshore Partners GP LLC, a company incorporated under the laws of the Marshall Islands and having its registered office at 2 Queen’s Cross, Aberdeen, Aberdeenshire, AB15 4YB, United Kingdom being the general partner in the Parent Guarantor.

“Group” means the Parent Guarantor and its Subsidiaries.

“Guarantee” means the guarantee liabilities of Guarantors pursuant to Clause 19 (Guarantee and indemnity).

“Hedging Agreement” means any ISDA Master Agreement or other master agreement, including any schedule or confirmation (as amended at any time, a “Master Agreement”) and/or any transaction or hedging arrangement, including Existing Hedging Transactions, pursuant to such Master Agreement (the “Hedging Transaction(s)”) entered or to be entered into between a Borrower (except the RCF Borrower) and a Hedging Bank, for the purpose of hedging interest rate, currency exchange or other non-speculative swap facility in relation to the Credit Facility and for the Borrowers’ (except the RCF Borrower) currency needs.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

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“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Initial Borrowing Date” means the date the first drawing of any Loan under the Credit Facility occurs, however no later than the last day of the Availability Period of the Term Loan Facilities.

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;

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(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (g) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insurances” means, in relation to a Vessel, all policies and contracts of insurance (which expression includes all entries of that Vessel in a protection and indemnity or war risk association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the relevant Borrower (whether in the sole name of that Borrower or in the joint names of that Borrower and any other person) in respect of that Vessel or otherwise in connection with that Vessel and all benefits thereunder (including claims of whatsoever nature and return of premiums).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Interpolated Screen Rate” means, in relation to LIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of 11. a.m. in London on the Quotation Day for USD.

“Inventory of Hazardous Materials” means a document describing the materials present in each Vessel’s structure and equipment that may be hazardous to human health or the environment along with their respective location and approximate quantities.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002.

“ISSC” means an International Ship Security Certificate issued by the Classification Society confirming that a Vessel is in compliance with the ISPS Code.

“KNOT” means Knutsen NYK Offshore Tankers AS, Norwegian registration no. 995 221 713, with registered offices at Smedasundet 40, N-5529 Haugesund, Norway.

“Lender” means:

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(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 26 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Lender Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Lender Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Letter of Quiet Enjoyment” means, in respect of a Vessel, a letter of quiet enjoyment entered or to be entered into between the Agent, the relevant charterer and the relevant Borrower in respect of that charterer’s quiet enjoyment of that Vessel under the relevant charterparty, in form and substance satisfactory to the Lenders.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for USD; or

(ii)	no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraph (a) above, 11.00 a.m. London time and in the case of paragraph (c) above, 12:00 noon London time on the Quotation Day for USD and for a period equal in length to the Interest Period of that Loan and, if that rate is less than zero (0), LIBOR shall be deemed to be zero (0).

“Loan” means a loan made or to be made under a Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means:

(a)

if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

“Management Agreement” means any agreement made or to be made between a Borrower and a Manager for the technical and/or commercial management of a Vessel.

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“Manager” means KNOT Management AS or one of its Affiliates acceptable to the Majority Lenders.

“Manager’s Undertaking” means an undertaking to be provided by each Manager in form to be determined by Agent.

“Margin” means two hundred and twelve point five basis points (212.5 bps) per annum.

“Market Value” means the fair market value of a Vessel, being the arithmetic average of valuations of that Vessel obtained from two (2) Approved Brokers, with or without physical inspection of that Vessel (as the Agent may require) on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, on an “as is, where is” basis, free of any existing charter or other contract of employment and/or pool arrangement.

“Material Adverse Effect” means any event or occurrence that in the reasonable opinion of the Lenders has or would have materially adversely affected or could adversely affect:

(a)

the business, condition (financial or otherwise), operations, performance, assets or prospects of an Obligor or the Group taken as a whole since the date at which its latest audited financial statements were prepared; or

(b)	the ability of an Obligor to perform its obligations under the Finance Documents or the Hedging Agreements; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to, any Finance Document or Hedging Agreement; or

(d)	the right or remedy of a Finance Party or a Hedging Bank in respect of a Finance Document or a Hedging Agreement.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Mortgaged Assets” means:

(a)	the Vessels;

(b)	the Earnings;

(c)	the Insurances;

(d)	the Earnings Accounts;

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(e)	the Borrowers’ (other than the RCF Borrower) trade receivables;

(f)	the Borrowers’ (other than the RCF Borrower) benefits under the Hedging Agreements;

(g)

the shares in each Borrower (other than the RCF Borrower and Borrower A) and the shares in Knutsen Shuttle Tankers XII AS (the general partner of Borrower A, which owns 10% of the partnership shares in Borrower A) and KNOT Shuttle Tankers 12 AS (a limited partner in Borrower A, which in turn owns 90% of the partnership shares in Borrower A).

“Obligors” means the Borrowers and the Guarantors, and “Obligor” means any of them.

“Original Financial Statements” means:

(a)	in relation to each Borrower, the audited financial statements for the financial year ended 31 December 2017; and

(b)	in relation to the Parent Guarantor, its audited consolidated financial statements for its financial year ended 31 December 2017.

“Outstanding Indebtedness” means the aggregate of all sums of money at any time and from time to time owing to the Finance Parties under or pursuant to the Finance Documents.

“Party” means a party to this Agreement.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Bank Quotation” means any quotation supplied to the Agent by a Reference Bank.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in USD for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Reference Banks” means each Lender (other than BNP Paribas) or such other banks as may be appointed by the Agent in consultation with the Borrowers.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means the London interbank market.

“Relevant Person” means:

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(a)	each member of the Group; and

(b)	each of its directors, officers, employees, agents and representatives.

“Repeating Representations” means each of the representations set out in Clause 20 (Representations), except that any repetition of Clause 20.27 (Sanctions) shall not include representation on behalf of joint ventures which are not Affiliates.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Restricted Party” means a person that is:

(a)	listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of person); or

(b)

located, organised or resident in or incorporated under the laws of any country or territory that is, or whose government is, the target of Sanctions broadly prohibiting dealings with such government, country, or territory (including, without limitation, at the date of this Agreement, Crimea/Sevastopol, Cuba, Iran, North Korea, Syria and Sudan); or

(c)	directly or indirectly owned or controlled by, or acting on behalf, at the direction or for the benefit of, a person referred to in (a) and/or (to the extent relevant under Sanctions) (b) above; or

(d)	otherwise a subject of Sanctions.

“Revolving Credit Facility” means the revolving credit facility made available under this Agreement as described in Clause 2.2 (The Revolving Credit Facility), for which the RCF Borrower shall be liable and responsible.

“Revolving Credit Facility Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Revolving Credit Facility Commitment” in Part A of Schedule 1 (The Original Parties); and

(b)	in relation to any other Lender, the amount of any Revolving Credit Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Revolving Credit Facility Loan” means a loan made or to be made under the Revolving Credit Facility or the principal amount outstanding for the time being of that loan.

“Rollover Loan” means one or more Revolving Credit Facility Loans:

(a)	made or to be made on the same day that a maturing Revolving Credit Facility Loan is due to be repaid;

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(b)	the aggregate amount of which is equal to or less than the amount of the maturing Revolving Credit Facility Loan; and

(c)	made or to be made to the same Borrower for the purpose of refinancing that maturing Revolving Credit Facility Loan

“Sanctions” means any economic, trade or financial sanctions or embargoes or other restrictive measures implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority.

“Sanctions Authority” means the Norwegian State, the United Nations, the European Union, the United Kingdom, the member states of the European Union, the United States of America, Australia, any country to which any Obligor is bound and any authority acting on behalf of any of them in connection with Sanctions (including (without limitation)_the U.S. Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, Her Majesty’s Treasury (“HMT”) and the United Nations Security Council.

“Sanctions List” means (a) the lists of Sanctions designations and/or targets maintained by any Sanctions Authority (including but not limited to the Specially Designated Nationals and Blocked Persons list maintained by OFAC, the Consolidated List of Financial Sanctions Targets maintained by HMT) and/or (b) any other Sanctions designation or target listed and/or adopted by a Sanctions Authority, in all cases, from time to time.

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for USD for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page LIBOR01/LIBOR02 of the Thomson Reuters Screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Document” means each document listed in Clause 18 (Security) and any other document agreement agreed between the Parties to be a Security Document.

“Security Period” means the period commencing on the date of this Agreement and ending the date on which the Agent notifies the Borrowers, the other Finance Parties and the Hedging Banks that:

(a)	all amounts which have become due for payment by the Borrowers under the Finance Documents and the Hedging Agreements have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents and the Hedging Agreements;

(c)	none of the Obligors have any future or contingent liability under any provision of this Agreement, the other Finance Documents and the Hedging Agreements; and

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(d)

the Agent, the Lenders and the Hedging Banks do not consider that there is a significant risk that any payment or transaction under a Finance Document or a Hedging Agreement would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document a Hedging Agreement or any asset covered (or previously covered) by a Security created by a Finance Document a Hedging Agreement.

“Selection Notice” means a notice substantially in the form set out in Part II (Selection Notice) of Schedule 3 (Requests) given in accordance with Clause 10 (Interest Periods).

“Share Pledges” means together Borrower A Share Pledge, Borrower B Share Pledge, Borrower C Share Pledge, Borrower D Share Pledge and Borrower E Share Pledge, and “Share Pledge” means either of them.

“Shareholder Loans” means shareholder loans and/or loans from other companies within the Group and/or loans from other Affiliates.

“SMC” means a valid safety management certificate issued for a Vessel issued by the Classification Society pursuant to paragraph 13.7 of the ISM Code.

“SMS” means a safety management system for a Vessel developed and implemented in accordance with the ISM Code and including the functional requirements duties and obligations that follow from the ISM Code.

“SOLAS” means the International Convention for Safety of Life at Sea, 1974, as amended from time to time.

“Subsidiary” means an entity of which a person has direct or indirect control (whether through the ownership of voting capital, by contract or otherwise) or owns directly or indirectly more than 50% of the shares and for this purpose an entity shall be treated as controlled by another if that entity is able to direct its affairs and/or to control the composition of the board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term Loan” means a loan made or to be made under the Term Loan Facility A or the Term Loan Facility B.

“Term Loan Facilities” means the Term Loans Facility A and Term Loan Facility B.

“Term Loan Facility A” means a term loan facility in the aggregate principal amount of up to USD 115,000,000, for which the Borrower A is liable and responsible, split into Term Loan Facility A Tranches.

“Term Loan Facility A Commitment” means:

(a)	in relation to an Original Lender the amount set opposite its name under the heading “Term Loan Facility A” in Part A of Schedule 1 (The Original Parties); and

(b)

in relation to any other Lender, the amount of any Term Loan Facility A Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

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“Term Loan Facility A Tranches” means together the Term Loan Facility Tranche 1 and the Term Loan Facility Tranche 2.

“Term Loan Facility Tranche 1” means a tranche in the principal amount of up to USD 57,500,000, which relates to the refinancing of Vessel 1.

“Term Loan Facility Tranche 2” means a tranche in the principal amount of up to USD 57,500,000, which relates to the refinancing of Vessel 2.

“Term Loan Facility B” means a term loan facility in the aggregate principal amount of up to USD 205,000,000, for which the Term Loan Facility B Borrowers are jointly and severally responsible and liable, split into the Term Loan Facility B Tranches.

“Term Loan Facility B Borrowers” means Borrower B, Borrower C, Borrower D and Borrower E.

“Term Loan Facility B Commitment” means:

(a)	in relation to an Original Lender the amount set opposite its name under the heading “Term Loan Facility B” in Part A of Schedule 1 (The Original Parties); and

(b)	in relation to any other Lender, the amount of any Term Loan Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Term Loan Facility B Tranches” means together the Term Loan Facility Tranche 3, the Term Loan Facility Tranche 4, the Term Loan Facility Tranche 5 and the Term Loan Facility Trance 6.

“Term Loan Facility Tranche 3” means a tranche in the principal amount of up to USD 51,724,363, which relates to the refinancing of Vessel 3.

“Term Loan Facility Tranche 4” means a tranche in the principal amount of up to USD 55,121,815, which relates to the refinancing of Vessel 4.

“Term Loan Facility Tranche 5” means a tranche in the principal amount of up to USD 54,574,891, which relates to the refinancing of Vessel 5.

“Term Loan Facility Tranche 6” means a tranche in the principal amount of up to USD 43,578,931, which relates to the refinancing of Vessel 6.

“Total Commitments” means the aggregate of the Commitments, being on the date of this Agreement USD 375,000,000.

“Total Revolving Credit Facility Commitments” means the aggregate of the Revolving Credit Facility Commitments, being USD 55,000,000 on the date of this agreement.

“Total Term Loan Facility A Commitments” means the aggregate of the Term Loan Facility A Commitments, being USD 115,000,000 on the date of this agreement.

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“Total Term Loan Facility B Commitments” means the aggregate of the Term Loan Facility B Commitments, being USD 205,000,000 on the date of this agreement.

“Total Loss” means, in relation to a Vessel:

(a)	the actual, constructive, compromised, agreed, arranged or other total loss of that Vessel;

(b)	the requisition for title or compulsory acquisition of that Vessel by any government or other competent authority;

(c)

the capture, seizure, destruction, abandonment, condemnation, arrest, detention or confiscation of that Vessel by any government or by persons acting or purporting to act on behalf of any government or public authority, unless that Vessel is released and returned to the possession of the relevant Borrower within thirty (30) days after the capture, seizure, arrest, detention or confiscation in question; or

(d)	any piracy, hijacking or theft of that Vessel, unless that Vessel is released and restored to the relevant Borrower within thirty (30) days after the occurrence of such incident.

“Total Loss Date” means:

(a)	in the case of an actual total loss of a Vessel, the date on which it occurred or, if that is unknown, the date when that Vessel was last heard of;

(b)

in the case of a constructive, compromised, agreed or arranged total loss of a Vessel, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling three (3) Months after notice of abandonment of that Vessel was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the relevant Borrower with that Vessel’s insurers in which the insurers agree to treat that Vessel as a total loss; or

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.

“Tranches” means together the Term Loan Facility A Tranches and the Term Loan Facility B Tranches, and “Tranche” means any of them.

“Transaction Documents” means the Management Agreements, together with the other documents contemplated herein or therein or otherwise designated as a Transaction Document by the Agent and the Borrowers, and “Transaction Document” means any of them.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

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(b)	the date on which the Agent executes the relevant Transfer Certificate.

“US” means the United States of America.

“US Tax Obligor” means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I (Utilisation Request) of Schedule 3 (Requests).

“VAT” means value added tax as provided for in the Norwegian Value Added Tax Act of 19 June 2009 no. 58 (Nw. Merverdiavgiftsloven) and any other tax of a similar nature.

“Vessel 1” means MT “Fortaleza Knutsen”, IMO no. 9499876, registered in the name of Borrower A in an Approved Ship Registry.

“Vessel 2” means MT “Recife Knutsen”, IMO no. 9499888, registered in the name of Borrower A in an Approved Ship Registry.

“Vessel 3” means MT “Carmen Knutsen”, IMO no. 9623635, registered in the name of Borrower B in an Approved Ship Registry.

“Vessel 4” means MT “Ingrid Knutsen”, IMO no. 9649225, registered in the name of Borrower C in an Approved Ship Registry.

“Vessel 5” means MT “Bodil Knutsen”, IMO no. 9472529, registered in the name of Borrower D in an Approved Ship Registry.

“Vessel 6” means MT “Windsor Knutsen”, IMO no. 9316115, registered in the name of Borrower E in an Approved Ship Registry.

“Vessels” means together Vessel 1, Vessel 2 and Vessel 3, Vessel 4, Vessel 5, Vessel 6, and “Vessel” means any of them.

“Write-down and Conversion Powers” means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

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(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)

the “Agent”, the “Co-Ordinator”, a “Mandated Lead Arranger”, a “Bookrunner”, any “Finance Party”, any “Lender”, or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)

“Nordea Bank AB (publ), filial i Norge” (either directly or indirectly in its capacity as Lender, Mandated Lead Arranger, Bookrunner, Co-Ordinator or any other capacity) in the Finance Documents shall be automatically construed as a reference to Nordea Bank Abp in the event of any corporate reconstruction, merger, amalgamation, consolidation between Nordea Bank AB (publ) and Nordea Bank Abp where Nordea Bank Abp is the surviving entity and acquires all the rights of and assumes all the obligations of Nordea Bank AB (publ), Finnish Branch and nothing in the Finance Documents shall be construed so as to restrict, limit or impose any notification or other requirement or condition on either Nordea Bank AB (publ), Finnish Branch or Nordea Bank Abp in respect of the acquisition of rights to or assumption of obligations by Nordea Bank Abp hereunder pursuant to such merger;

(iii)	a “Hedging Bank”, shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under any Hedging Agreement;

(iv)	“assets” includes present and future properties, revenues and rights of every description;

(v)

a “Finance Document”, “Transaction Document” or any other agreement or instrument is a reference to that Finance Document, Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vi)	a “group of Lenders” includes all the Lenders;

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(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(ix)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(x)	a provision of law is a reference to that provision as amended or re-enacted;

(xi)	words importing the singular shall include the plural and vice versa; and

(xii)	a time of day is a reference to Central European time (CET) unless specified otherwise.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)

Each Hedging Agreement shall operate subject to the terms of this Agreement and, accordingly, in the event of any inconsistency between the terms of a Hedging Agreement and this Agreement, the terms of this Agreement will prevail.

(e)	A Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3	Currency symbols and definitions

“$”, “USD” and “dollars” denote the lawful currency of the United States of America and “kr”, “NOK” and “norske kroner” denote the lawful currency of Norway.

SECTION 2

THE CREDIT FACILITY

2.	THE CREDIT FACILITY

2.1	The Term Loan Facilities

(a)	Subject to the terms of this Agreement, the Lenders make available to Borrower A a senior secured USD term loan facility in an aggregate amount equal to the Total Term Loan Facility A Commitments.

(b)

Subject to the terms of this Agreement, the Lenders make available to the Term Loan Facility B Borrowers, as joint and several borrowers, a senior secured USD term loan facility in an aggregate amount equal to the Total Term Loan Facility B Commitments.

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2.2	The Revolving Credit Facility

Subject to the terms of this Agreement, the Lenders make available to the RCF Borrower a senior secured USD revolving credit facility in an aggregate amount equal to the Revolving Credit Facility Commitments.

2.3	Finance Parties’ and Hedging Banks’ rights and obligations

(a)

The obligations of each Finance Party and each Hedging Bank under the Finance Documents are several. Failure by a Finance Party or a Hedging Bank to perform its obligations under the Finance Documents or the Hedging Agreements does not affect the obligations of any other Party under the Finance Documents or the Hedging Agreements. No Finance Party or Hedging Bank is responsible for the obligations of any other Finance Party or Hedging Bank under the Finance Documents and the Hedging Agreements.

(b)

The rights of each Finance Party and each Hedging Bank under or in connection with the Finance Documents and the Hedging Agreements are separate and independent rights and any debt arising under the Finance Documents to a Finance Party or under the Hedging Agreements to a Hedging Bank from an Obligor shall be a separate and independent debt.

(c)

A Finance Party and a Hedging Bank may, except as otherwise stated in the Finance Documents and the Hedging Agreements, separately enforce its rights under the Finance Documents and the Hedging Agreements.

(d)

No Finance Party or Hedging Bank will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document or Hedging Agreement, unless directly caused by its gross negligence or wilful misconduct.

3.	PURPOSE

3.1	Purpose of the Credit Facility

(a)	Borrower A, Borrower B, Borrower C, Borrower D and Borrower E shall apply all amounts borrowed by them under the Term Loan Facilities towards the refinancing of the Vessels under the Existing Loans.

(b)

The RCF Borrower shall apply all amounts borrowed by it under the Revolving Credit Facility towards the refinancing of the Vessels under the Existing Loans and for working capital and general corporate purposes.

(c)

No proceeds of any Utilisation of any Loan shall be made available, directly or indirectly, to or for the benefit of a Restricted Party nor shall they otherwise be applied in a manner or for a purpose prohibited by Sanctions.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

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4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)

The Borrowers may not deliver a Utilisation Request relating to a Loan under the Credit Facility unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent), except those documents which specifically will only be available on the Utilisation Date or within another specified date as previously notified and agreed to by the Majority Lenders. The Agent shall notify the Borrowers and the Lenders promptly upon being so satisfied.

(b)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)

in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan;

(b)	the Repeating Representations to be made by each Obligor are true in all material respects; and

(c)	the aggregate Market Value of the Vessels remains at least one hundred and twenty five per cent (125%) of the Outstanding Indebtedness following the utilisation of the proposed Loan.

4.3	Maximum number of Loans

(a)	The Term Loan Facility Tranche 1 may be drawn in one (1) Loan on the Initial Borrowing Date.

(b)	The Term Loan Facility Tranche 2 may be drawn in one (1) Loan on the Initial Borrowing Date.

(c)	The Term Loan Facility Tranche 3 may be drawn in one (1) Loan on the Initial Borrowing Date.

(d)	The Term Loan Facility Tranche 4 may be drawn in one (1) Loan on the Initial Borrowing Date.

(e)	The Term Loan Facility Tranche 5 may be drawn in one (1) Loan on the Initial Borrowing Date.

(f)	The Term Loan Facility Tranche 6 may be drawn in one (1) Loan on the Initial Borrowing Date.

(g)

The Revolving Credit Facility may be drawn in up to five (5) Loans at any one time, and the RCF Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation (i) six (6) or more Loans under the Revolving Credit Facility would be outstanding.

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4.4	Form and content

All documents and evidence delivered to the Agent pursuant to this Clause 4 (Conditions of Utilisation) shall:

(a)	be in form and substance satisfactory to the Agent;

(b)	if required by the Agent, be in original; and

(c)	if required by the Agent, be certified, notarized, legalized or attested in a manner acceptable to the Agent.

4.5	Waiver of conditions precedent

The conditions specified in this Clause 4 (Conditions of Utilisation) are solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Agent (acting on the instructions of all of the Lenders).

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrowers may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than 12:00 noon CET on the date falling three (3) Business Days prior to the relevant Utilisation Date.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it specifies which Loan the Utilisation relates to;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be USD.

(b)	The amount of the proposed Loan must be an amount which is not more than the Available Facility in respect of the relevant Facility or Tranche, provided that:

(i)	Loans utilised under the Revolving Credit Facility must be an amount which is not less than USD 5,000,000 or, if less, the Available Facility under the Revolving Credit Facility; and

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(ii)

notwithstanding paragraph (i) above, no Loans shall be available for drawing under the Revolving Credit Facility on the Initial Borrowing Date if and to the extent that such Loans, when aggregated with all other Loans utilised in the Initial Borrowing Date, would exceed seventy per cent (70%) of the aggregated Market Value of the Vessels.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making that Loan.

(c)

The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by 12:00 noon CET on the date falling one (1) Business Day prior to the relevant Utilisation Date.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the relevant Availability Period.

6.	JOINT AND SEVERAL LIABILITY

6.1	Joint and several liability

(a)

Notwithstanding anything to the contrary herein contained, the Term Loan Facility B Borrowers shall be and remain jointly and severally liable with each other, for (i) the payment of each and every sum from time to time due from the Term Loan Facility B Borrowers, (ii) each and every obligation undertaken by the Term Loan Facility B Borrowers and (iii) each and every liability incurred on the part of the Term Loan Facility B Borrowers under or pursuant to the Finance Documents.

(b)

If at any time a Term Loan Facility B Borrower has paid to the Finance Parties or the Finance Parties have recovered from a Term Loan Facility B Borrower a sum which was due from the Term Loan Facility B Borrowers under or pursuant to the Finance Documents and such sum is higher than the amount that Term Loan Facility B Borrower was obliged to contribute in its relation (if any) with the other Term Loan Facility B Borrowers, then that Term Loan Facility B Borrower shall not have the right of any set-off or counterclaim against the other Term Loan Facility B Borrowers or prove otherwise in competition with the Finance Parties (all such rights being hereby irrevocably waived by each Term Loan Facility B Borrower) unless and until the Outstanding Indebtedness has been paid and discharged in full.

(c)	Paragraph (a) and paragraph (b) above shall not apply for Borrower A who shall, at all times, only be and remain liable for Outstanding Indebtedness relating to the Term Loan Facility A.

6.2	Limitations

(a)	Notwithstanding the joint and several liability of each Term Loan Facility B Borrowers with the other Term Loan Facility B Borrowers under the Finance Documents:

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(i)

the maximum liability of that Term Loan Facility B Borrower under the Finance Documents shall always be limited to USD 205,000,000 plus (i) any interest, default interest, Break Cost or other costs, fees and expenses related to the Term Loan Facility B Borrowers’ obligations under the Finance Documents and (ii) any default interest or other costs, fees and expenses related to the liability of the that Term Loan Facility B Borrower hereunder;

(ii)

the joint and several liability of that Term Loan Facility B Borrower with the other Term Loan Facility B Borrowers does not apply to any liability if and to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Chapter 8 of the Companies Act or any equivalent and applicable provisions under the laws of the relevant jurisdiction of the Term Loan Facility B Borrower.

(b)

The limitations set out in this Clause 6.2 (Limitations) shall only apply to the extent the joint and several obligations (or parts thereof) are deemed to be guarantee obligations (Nw. kausjon) pursuant to the terms of the FA Act.

6.3	Waiver of defences

Each Term Loan Facility B Borrower hereby specifically agrees and accepts that the nature of its liability hereunder is joint and several, and that the obligations of that Term Loan Facility B Borrower under the Finance Documents will not be affected by an act, omission, matter or thing which, but for this Clause 6 (Joint and several liability), would reduce, release or prejudice any of its obligations under this Clause 6 (Joint and several liability) (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, the other Term Loan Facility B Borrowers or any other person;

(b)	the release of the other Term Loan Facility B Borrowers or any other person under the terms of any composition or arrangement with any creditor of the Term Loan Facility B Borrowers;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the other Term Loan Facility B Borrowers or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the other Term Loan Facility B Borrowers or any other person;

(e)

any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of a Finance Document or any other document or security in relation to the other Term Loan Facility B Borrowers;

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(f)	any unenforceability, illegality or invalidity of any obligation of the other Term Loan Facility B Borrowers under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings in relation to the other Term Loan Facility B Borrowers.

6.4	FA Act

Each Term Loan Facility B Borrower, to the extent it is considered to be a guarantor for the obligations of the other Term Loan Facility B Borrowers, specifically waives all rights under the provisions of the FA Act not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

(a)

§ 29 (as the Agent shall be entitled to exercise all its rights under this Agreement and applicable law in order to secure payment. Such rights shall include the right to set-off any credit balance in any currency, on any bank account the that Term Loan Facility B Borrower might have with each of the Finance Parties individually against the amount due);

(b)	§ 63 (1) – (2) (to be notified of a Default or an Event of Default hereunder and to be kept informed thereof);

(c)	§ 63 (3) (to be notified of any extension granted to the other Term Loan Facility B Borrowers in payment of principal and/or interest);

(d)	§ 63 (4) (to be notified of the other Term Loan Facility B Borrower Term Loan Facility B Borrowers’ bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

(e)

§ 65 (3) (that the consent of that Term Loan Facility B Borrower is required for that Term Loan Facility B Borrower to be bound by amendments to the Finance Documents that may be detrimental to its interest);

(f)	§ 66 (that its consent is required for the release of other Security);

(g)	§ 67 (2) (about any reduction of that Term Loan Facility B Borrower’s liabilities hereunder, since no such reduction shall apply as long as any amount is outstanding under the Finance Documents);

(h)

§ 67 (4) (that that Term Loan Facility B Borrower’s liabilities hereunder shall lapse after ten (10) years, as that Borrower shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents);

(i)

§ 70 (as that Term Loan Facility B Borrower shall not have any right of subrogation into the rights of the Finance Parties under the Finance Documents until and unless the Finance Parties shall have received all amounts due or to become due to them under the Finance Documents);

(j)

§ 71 (as the Finance Parties shall have no obligation first to make demand upon or seek to enforce remedies against any other Obligor or any other Security provided in respect of any other Obligor’s liabilities under the Finance Documents before demanding payment under or seeking to enforce the guarantee obligations of that Borrower hereunder);

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(k)	§ 72 (as all interest and default interest due under any of the Finance Documents shall be secured by the guarantee obligations of that Term Loan Facility B Borrower hereunder);

(l)

§ 73 (1) – (2) (as all costs and expenses related to a termination event, a Default or an Event of Default shall be secured by the guarantee obligations of that Term Loan Facility B Borrower hereunder); and

(m)

§ 74 (1) – (2) (as that Borrower shall not make any claim against any other Term Loan Facility B Borrower for payment by reason of performance by it of its obligations under the Finance Documents until and unless the Finance Parties first shall have received all amounts due or to become due to them under the Finance Documents).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

7.1	Repayment of the Term Loan Facility A Tranches

(a)

Borrower A shall repay Term Loan Tranche 1 and Term Loan Tranche 2 by consecutive quarterly repayment instalments as set out in Schedule 8 (Drawings and repayment schedule), the first of which is due and payable on the date falling three (3) months after the Initial Borrowing Date.

(b)	No Borrower may reborrow any part of the Term Loan Facility A Tranches which is repaid.

7.2	Repayment of the Term Loan Facility B Tranches

(a)

The Term Loan Facility B Borrowers shall repay the Term Loan Facility B Tranches by consecutive quarterly repayment instalments as set out in Schedule 8 (Drawings and repayment schedule), the first of which is due and payable on the date falling three (3) months after the Initial Borrowing Date.

(b)	No Borrower may reborrow any part of the Term Loan Facility B Tranches which is repaid.

7.3	Repayment of Loans under the Revolving Credit Facility

(a)	The RCF Borrower shall repay each Revolving Credit Facility Loan on the last day of its Interest Period.

(b)	Without prejudice to the RCF Borrower’s obligation under paragraph (a) above, if:

(i)	one or more Loans are to be made available to the RCF Borrower:

(A)	on the same day that a maturing Loan is due to be repaid; and

(B)	whole or in part for the purpose of refinancing the maturing Loan; and

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(ii)

the proportion borne by the Lenders’ participation in the maturing Revolving Credit Facility Loan to the amount of that maturing Revolving Credit Facility Loan is the same as the proportion borne by the Lenders’ participation in the new Revolving Credit Facility Loans to the aggregate amount of those new Revolving Credit Facility Loans, the aggregate amount of the new Revolving Credit Facility Loans shall, unless the RCF Borrower notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Revolving Credit Facility Loan so that:

(A)	if the amount of the maturing Revolving Credit Facility Loan exceeds the aggregate amount of the new Revolving Credit Facility Loans:

(1)	the RCF Borrower will only be required to make a payment under Clause 30.1 (Payments to the Finance Parties) in an amount in the relevant currency equal to that excess; and

(2)

the Lenders’ participation in the new Revolving Credit Facility Loans shall be treated as having been made available and applied by the RCF Borrower in or towards repayment of the Lender’s participation in the maturing Revolving Credit Facility Loan and the Lenders will not be required to make a payment Clause 30.1 (Payments to the Finance Parties) in respect of its participation in the new Revolving Credit Facility Loans; and

(B)	if the amount of the maturing Revolving Credit Facility Loan is equal to or less than the aggregate amount of the new Revolving Credit Facility Loans:

(1)	the RCF Borrower will not be required to make a payment under Clause 30.1 (Payments to the Finance Parties); and

the Lenders will be required to make a payment under Clause 30.1 (Payments to the Finance Parties) in respect of its participation in the new Revolving Credit Facility Loans only to the extent that its participation in the new Revolving Credit Facility Loans exceeds the Lenders’ participation in the maturing Revolving Credit Facility Loan and the remainder of the Lenders’ participation in the new Revolving Credit Facility Loans shall be treated as having been made available and applied by the RCF Borrower in or towards repayment of the Lenders’ participation in the maturing Loan.

7.4	Final Maturity Date

(a)	The Revolving Credit Facility Commitment shall be reduced to zero (0) on the Final Maturity Date.

(b)	All Outstanding Indebtedness is due and payable on the Final Maturity Date.

8.	PREPAYMENT AND CANCELLATION

8.1	Voluntary cancellation

(a)

The Borrowers may, if they give the Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 5,000,000) of the Available Facility in respect of a Tranche or the Revolving Credit Facility (as determined by the Borrowers).

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(b)

Any cancellation under this Clause 8.1 (Voluntary cancellation) relating to a Term Loan Facility Tranche shall be applied pro rata against all future repayment instalments under that Term Loan Facility Tranche including the balloon.

(c)

Any cancellation under this Clause 8.1 (Voluntary cancellation) shall reduce the Commitments of the Lenders in respect of the relevant Term Loan Facility Tranche or the Revolving Credit Facility (as the case may be) rateably.

8.2	Voluntary prepayment of Loans

(a)

The Borrowers may, if they give the Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Term Loan Facility Tranche and/or the Revolving Credit Facility (as determined by the Borrowers), but, if in part, being an amount that reduces the amount of that Term Loan Facility Tranche or a Loan under the Revolving Credit Facility by a minimum amount of USD 5,000,000.

(b)

Any prepayment under this Clause 8.2 (Voluntary prepayment of Loans) towards a Term Loan Facility Tranche shall rateably satisfy all future obligations under the prepaid Term Loan Facility Tranche including the balloon and may not be re-borrowed.

(c)

Any prepayment under this Clause 8.2 (Voluntary prepayment of Loans) towards the Revolving Credit Facility shall satisfy the outstanding Loans(s) under the Revolving Credit Facility determined by the Borrowers. Amounts prepaid under the Revolving Credit Facility may be re-borrowed.

8.3	Mandatory prepayment – illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes contrary to Sanctions to do the same:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrowers, each Available Commitment of that Lender will be immediately cancelled; and

(c)

to the extent that the Lender’s participation has not been transferred pursuant to paragraph (d) of Clause 8.7 (Right of replacement or repayment and cancellation in relation to a single Lender), the Borrowers shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be cancelled in the amount of the participations repaid.

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8.4	Mandatory prepayment – Disposal or Total Loss of a Vessel

(a)	For the purposes of this Clause 8.4 (Disposal or Total Loss of a Vessel):

“Disposal” means a sale or other disposal of a Vessel (whether by a voluntary or involuntary single transaction or series of transactions).

“Mandatory Prepayment Amount” means, in respect of a Vessel, an amount equal to the higher of (1) the relevant Tranche under which that Vessel is financed and (2) an amount equal to the Credit Facility multiplied by a fraction, the numerator of which is that Vessel’s Market Value and the denominator of which is the cumulative Market Value of all the Vessels.

(b)

If a Vessel is subject to a Disposal or if a Vessel suffers a Total Loss, the Borrower which owns the Vessel in question shall immediately prepay and cancel the Credit Facility by an amount equal to the Mandatory Prepayment Amount.

(c)	Any prepayment pursuant to this Clause 8.4 (Disposal or Total Loss of a Vessel) shall be made by the relevant Borrower:

(i)	in the case of any prepayment relating to a Disposal of a Vessel (other than a Total Loss), on or before the date on which the Disposal is completed by delivery of that Vessel; or

(ii)

in the case of any prepayment relating to a Total Loss, on the earlier of the date falling ninety (90) days after the Total Loss Date and the receipt by the Agent of the proceeds of Insurance relating to such Total Loss (or in the event of a requisition for title of that Vessel, immediately after the occurrence of such requisition of title).

(d)	The mandatory prepayment under this Clause 8.4 (Disposal or Total Loss of a Vessel) shall be applied as follows:

(i)	if the event relates to Vessel 1 or Vessel 2, firstly against the relevant Tranche under which that Vessel is financed and secondly against the other Term Loan Facility A Tranche; or

(ii)

if the event relates to Vessel 3, Vessel 4, Vessel 5 or Vessel 6, firstly against the relevant Tranche under which that Vessel is financed and secondly against the other Term Loan Facility B Tranches and the Revolving Credit Facility on a pro rata basis.

(e)

Any amounts prepaid under a Term Loan Facility Tranche in accordance with this Clause 8.4 (Disposal or Total Loss of a Vessel) shall be applied rateably to satisfy all future obligations under the prepaid Term Loan Facility Tranche including the balloon in inverse order of maturity.

(f)

Any prepayment made under the Revolving Credit Facility in accordance with this Clause 8.4 (Disposal or Total Loss of a Vessel) shall be applied pro rata against all outstanding Loans under the Revolving Credit Facility, and the Revolving Credit Facility shall be cancelled and reduced by a corresponding amount.

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8.5	Mandatory prepayment – collateral maintenance test

(a)	The Borrowers shall ensure that the aggregate Market Value of the Vessels is at all times at least one hundred and twenty five per cent (125%) of the Outstanding Indebtedness.

(b)	If the Borrowers fails to meet the requirement set out in paragraph (a) above, the Borrowers (other than Borrower A) shall within thirty (30) days after the Agent’s request:

(i)

prepay and cancel the Revolving Credit Facility (or the Term Loan Facilities on a pro rata basis if the Revolving Credit Facility has been cancelled and reduced to zero (0)) by an amount sufficient to become compliant with paragraph (a) above; or

(ii)

provide the Lenders with additional Security in form and substance (including with respect to the type and value of such Security) satisfactory to the Lenders to become compliant with paragraph (a) above, such additional Security to be documented and perfected in such terms as the Agent (on behalf of the Lenders) may approve or require, including any legal opinions in respect of such additional Security.

(c)

Any amounts prepaid under a Term Loan Facility Tranche in accordance this Clause 8.5 (Mandatory prepayment – (collateral maintenance test) shall be applied rateably to satisfy all future obligations under the prepaid Term Loan Facility Tranche including the balloon in inverse order of maturity.

8.6	Mandatory prepayment – Change of Control

If a Change of Control occurs:

(a)	the Borrowers shall promptly notify the Agent upon becoming aware of that event;

(b)	a Lender shall not be obliged to fund a Utilisation;

(c)

the Agent (acting on the instructions of the Majority Lenders) may, by not less than sixty (60) days’ notice to the Borrowers, cancel the Total Commitments and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding Loans and amounts will become immediately due and payable.

provided, however, that if the Change of Control has been remedied within such sixty (60) days’ notice period, the Total Commitments shall not terminate and the Outstanding Indebtedness shall not become immediately due and payable as set out in this Clause 8.6 (Mandatory prepayment – Change of Control).

8.7	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or

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(ii)	any Lender claims indemnification from a Borrower under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs),

the Borrowers may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c)

On the last day of each Interest Period which ends after the Borrowers have given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall repay that Lender’s participation in that Loan.

(d)	If:

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or,

(ii)	an Obligor becomes obliged to pay any amount in accordance with Clause 8.3 (Mandatory prepayment – illegality) to any Lender,

the Borrowers may, on thirty (30) Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrowers which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 26 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 26.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Borrowers shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)

the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

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(f)

A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with these checks.

8.8	Right of cancellation in relation to a Defaulting Lender

(a)

If any Lender becomes a Defaulting Lender, the Borrowers may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent thirty (30) Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero (0).

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

8.9	Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under this Clause 8 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrowers may not re-borrow any part of the Term Loan Facility which is prepaid.

(d)

Unless a contrary indication appears in this Agreement, any part of the Revolving Credit Facility which is voluntarily prepaid or repaid in accordance with Clause 8.2 (Voluntary prepayment of Loans) may be re-borrowed in accordance with the terms of this Agreement.

(e)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Agent receives a notice under this Clause 8 (Prepayment and cancellation) it shall promptly forward a copy of that notice to either the Borrowers or the affected Lender, as appropriate.

(h)

If all or part of any Lender’s participation in a Loan is repaid or prepaid an amount of that Lender’s Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

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8.10	Application of prepayments

Any prepayment of a Loan pursuant to Clause 8.2 (Voluntary prepayment of Loans), Clause 8.4 (Mandatory prepayment – Disposal or sale of a Vessel), Clause 8.5 (Mandatory prepayment – Market Value) or Clause 8.6 (Mandatory prepayment – Change of control) shall be applied pro rata to each Lender’s participation in that Loan.

SECTION 5

COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest

(a)	The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	LIBOR.

(b)	The effective interest on the Credit Facility has been calculated in a separate effective interest letter from the Agent to the Borrowers of even date herewith.

(c)	Interest shall be calculated on the actual number of days elapsed on the basis of a three hundred and sixty (360) day year.

(d)	For purpose of calculation of such number of days, the first day of each Interest Period shall be included and the last day thereof shall be excluded.

9.2	Payment of interest

The Borrowers shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than three (3) Months, on the dates falling at three (3) monthly intervals after the first day of the Interest Period).

9.3	Default interest

(a)

If (i) an Obligor fails to pay any amount payable by it under a Finance Document on its due date or (ii) an Event of Default has occurred and is continuing, interest shall accrue on the Loans from the due date or the date when the notice of the requirement to pay default interest in accordance with Clause 25.15 (Acceleration) has been given by the Agent to the Borrowers (save in case of breach of Clause 21.5 (Notification of default) (in which case default interest shall be payable from the date when the Event of Default occurred) and up to the date of actual payment (both before and after judgment) or until the Event of Default is remedied at a rate which, subject to paragraph (b) below, is two (2) percentage points per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 (Default interest) shall be immediately payable by the Obligor on demand by the Agent.

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(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be two (2) percentage points per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

(a)	The Agent shall promptly notify the Lenders and the Borrowers of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	The Borrowers may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)

Each Selection Notice for a Term Facility Loan is irrevocable and must be delivered to the Agent by the Borrowers not later than the 12:00 noon CET on the date falling three (3) Business Days prior to the last day of the current Interest Period.

(c)	If the Borrowers fail to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be three (3) Months.

(d)

Subject to this Clause 10 (Interest Periods), the Borrowers may select an Interest Period of three (3) or six (6) Months or any other period agreed between the Borrowers and the Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

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11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Unavailability of Screen Rate

(a)

Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of a Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Reference Bank Rate: If no Screen Rate is available for LIBOR for:

(i)	USD; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR shall be the Reference Bank Rate as of noon London time on the Quotation Day and for a period equal in length to the Interest Period of that Loan.

11.2	Calculation of Reference Bank Rate

(a)

Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by noon London time on the Quotation Day, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon London time on the Quotation Day, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

(c)

Cost of funds: If paragraph (b) above applies but no Reference Bank Rate is available for USD or the relevant Interest Period there shall be no LIBOR for that Loan and Clause 11.4 (Cost of funds) shall apply to that Loan for that Interest Period.

11.3	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed fifty per cent. (50%) of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR then Clause 11.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

11.4	Cost of funds

(a)

If this Clause 11.4 (Cost of funds) applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event within three (3) Business Days of the first day of that Interest Period (or, if earlier, on the date falling three (3) Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

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(b)

If this Clause 11.4 (Cost of Funds) applies and the Agent or a Borrower so requires, the Agent and the Borrowers shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrowers, be binding on all Parties.

11.5	Break Costs

(a)

Each Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)

The Borrowers shall pay to the Agent (for the account of each Lender) a commitment fee computed at the rate of forty per cent. (40%) of the Margin per annum on that Lender’s Available Commitment for the period commencing on the Closing Date and throughout the Availability Period.

(b)

The accrued commitment fee is payable on the last day of each successive period of three (3) Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

12.2	Other fees

The Borrowers shall pay to the Agent such fees as set out in the Fee Letters.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

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“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

13.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

The Borrowers shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrowers and that Obligor.

(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)

Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity

(a)

The Borrowers shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

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(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

(B)

would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)

A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrowers.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3 (Tax indemnity), notify the Agent.

13.4	Stamp taxes

The Borrowers shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.5	VAT

(a)

All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

13.6	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA;

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(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)

If an Obligor is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten (10) Business Days of:

(i)	where that Obligor is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where that Obligor is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date; or

(iii)	where that Obligor is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Obligor.

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(g)

If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Obligor.

(h)

The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

13.7	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrowers and the Agent and the Agent shall notify the other Finance Parties.

14.	INCREASED COSTS

14.1	Increased costs
(a)

Subject to Clause 14.3 (Exceptions) the Borrowers shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, (ii) compliance with any law or regulation made after the date of this Agreement or (iii) the implementation or application of or compliance with any Basel III Regulation, CRD IV and/or CRR (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Credit Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

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which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)

A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrowers.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)

compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 14.3 (Exceptions), a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity
(a)

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

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(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

Each Obligor shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(c)

any complaint, claim, proceeding, formal notice, investigation, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by the Agent or any Lender as a result of conduct of any Obligor or any of their partners, directors, officers, employees, agents or advisors, that violates any Sanctions or alleged breach of any Sanction in connection with (directly or indirectly) the Loans;

(d)

funding, or making arrangements to fund, its participation in a Loan requested by the Borrowers in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(e)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers.

The indemnity in this Clause 15.2 (Other indemnities) shall cover any cost, loss or liability incurred by each Finance Party in any jurisdiction arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions.

15.3	Indemnity to the Agent

The Borrowers shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation
(a)

Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.3 (Mandatory prepayment – illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

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(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability
(a)	The Borrowers shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Borrowers shall promptly on demand pay the Agent, the Hedging Banks and the Mandated Lead Arrangers the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication, perfection, amendment, enforcement and preservation of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, the Borrowers shall, within three (3) Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including external legal fees) reasonably incurred by the Agent (or by any receiver or delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement and preservation costs

The Borrower shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including external legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

For the avoidance of doubt, costs payable by the Borrowers under Clause 17.1 (Transaction Expenses) 17.2 (Amendment costs) and this Clause 17.3 (Enforcement and preservation costs) remain payable whether or not any Utilisation is ever made.

SECTION 7

SECURITY

18.	SECURITY

18.1	Security – the Credit Facility

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The obligations and liabilities of the Obligors under the Finance Documents and under the Hedging Agreements (on a subordinated basis), including (without limitation) the Borrowers’ obligation to repay the Loans together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Borrowers towards the Finance Parties and the Hedging Banks in connection therewith, shall at any time until all amounts due to the Finance Parties under any Finance Document and to the Hedging Banks under any Hedging Agreement have been paid and/or repaid in full, be secured by the following security:

(a)	the Borrower B Mortgage;

(b)	the Borrower C Mortgage;

(c)	the Borrower D Mortgage;

(d)	the Borrower E Mortgage;

(e)	the Borrower B Assignment Agreement;

(f)	the Borrower C Assignment Agreement;

(g)	the Borrower D Assignment Agreement;

(h)	the Borrower E Assignment Agreement;

(i)	the Borrower B Factoring Agreement;

(j)	the Borrower C Factoring Agreement;

(k)	the Borrower D Factoring Agreement;

(l)	the Borrower E Factoring Agreement;

(m)	the Share Pledges;

(n)	the Guarantees; and

(o)	the Manager’s Undertakings from the Manager of Vessel 3, Vessel 4, Vessel 5, Vessel 6,

and any other document that may have been or shall from time to time hereafter be executed as Security for the Obligors’ obligations under or pursuant to the Finance Documents and under the Hedging Agreements.

The Security created by the Security Documents shall rank with first priority and shall include any obligations under the Finance Documents and under the Hedging Agreements, always subject to the provision of Clause 31.5 (Partial Payments).

18.2	Security – the Term Loan Facility A

The obligations and liabilities of Borrower A under the Finance Documents in respect of the Term Loan Facility A and under the Hedging Agreements entered into by Borrower A (on a subordinated basis), including (without limitation) Borrower A’s obligation to repay the Loans utilised under the Term Loan Facility A together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of Borrower A towards the Finance Parties and the Hedging Banks in connection therewith, shall at any time until all amounts due to the Finance Parties under any Finance Document in respect of the Term Loan Facility A and to the Hedging Banks under any Hedging Agreement entered into by Borrower A have been paid and/or repaid in full, be secured by the following additional security:

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(a)	the Borrower A Mortgage I;

(b)	the Borrower A Mortgage II;

(c)	the Borrower A Assignment Agreement;

(d)	the Borrower A Factoring Agreement,

and any other document that may have been or shall from time to time hereafter be executed as Security for Borrower A’s obligations under or pursuant to the Finance Documents in respect of the Term Loan Facility A and under the Hedging Agreements entered into by Borrower A.

The Security created by the Security Documents shall rank with first priority and shall include any obligations under the Finance Documents in respect of the Term Loan Facility A and under the Hedging Agreements entered into by Borrower A, always subject to the provision of Clause 31.5 (Partial Payments).

18.3	Perfection etc.

The Obligors undertake to ensure that the Security Documents are duly executed by the parties thereto in favour of the Agent (on behalf of the Finance Parties and the Hedging Banks) on or about the Initial Borrowing Date in accordance with Clause 4 (Conditions of Utilisation), legally valid, enforceable by the Finance Parties and the Hedging Banks and in full force and effect, and to execute or procure the execution of such further documentation as the Agent may reasonable require in order for the relevant Finance Parties and Hedging Banks, to maintain the security position envisaged hereunder or to facilitate the realisation of any assets the subject of any Security.

18.4	Security - Hedging Agreement

The Borrowers’ (save for the RCF Borrower) obligations and liabilities under any Hedging Agreement, together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Borrowers towards a Hedging Bank in connection with the Hedging Agreement, shall at any time until all amounts due to a Hedging Bank under a Hedging Agreement have been paid and/or repaid in full, be secured by the Security Documents and the guarantee liabilities of the Guarantors pursuant to Clause 19 (Guarantee and Indemnity), however on subordinated basis to the rights of the other Finance Parties.

19.	GUARANTEE AND INDEMNITY

19.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party and each Hedging Bank punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents and the Hedging Agreements;

(b)

undertakes with each Finance Party and each Hedging Bank that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document or any Hedging Agreement, that Guarantor shall immediately on demand (Nw. selvskyldnergaranti) pay that amount as if it was the principal obligor; and

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(c)

agrees with each Finance Party and each Hedging Bank that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party and/or that Hedging Bank immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document or any Hedging Agreement on the date when it would have been due. The amount payable by that Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 (Guarantee and indemnity) if the amount claimed had been recoverable on the basis of a guarantee;

subject, however, to Clause 19.2 (Guarantee limitations) below.

19.2	Guarantee limitations

Notwithstanding the obligations of the Guarantors pursuant to the guarantee set out in this Clause 19 (Guarantee and indemnity):

(a)	the maximum guarantee liability:

(i)	of the Parent Guarantor hereunder shall always be limited to USD 450,000,000;

(ii)	of Guarantor 1 shall always be limited to USD 384,000,000; and

(iii)	of each of Guarantor, 2, Guarantor 3, Guarantor 4 and Guarantor 5 shall always be limited to USD 204,000,000,

in each case plus (i) any interest, default interest, Break Cost or other costs, fees and expenses related to the Borrowers’ obligations under the Finance Documents and the Hedging Agreements and (ii) any default interest or other costs, fees and expenses related to the liability of that Guarantor hereunder;

(b)

the guarantee set out in this Clause 19 (Guarantee and indemnity) does not apply to any liability if and to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Chapter 8 of the Companies Act or any equivalent and applicable provisions under the laws of the relevant jurisdiction of the Parent Guarantor;

(c)

the guarantee obligations of Guarantor 1 shall extend to the obligations of Borrower A, Borrower B, Borrower C, Borrower D and Borrower E under the Term Loan Facilities only plus any obligations of the Borrowers under the Hedging Agreements; and

(d)

the guarantee obligations of Borrower B, Borrower C, Borrower D and Borrower E shall extend to the obligations of Borrower A under the Term Loan Facility A and of the RCF Borrower under the Revolving Credit Facility only plus any obligations of the Borrowers under the Hedging Agreements.

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19.3	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Borrower under the Finance Documents and the Hedging Agreements, regardless of any intermediate payment or discharge in whole or in part.

19.4	Number of claims

There is no limit on the number of claims that may be made by the Agent on behalf of the Finance Parties under the guarantee and indemnity granted under this Clause 19 (Guarantee and indemnity).

19.5	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party or a Hedging Bank in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantors under this Clause 19 (Guarantee and indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

19.6	Waiver of defences

The obligations of the Guarantors under this Clause 19 (Guarantee and indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 19 (Guarantee and indemnity) (without limitation and whether or not known to it or any Finance Party or any Hedging Bank) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document, any Hedging Agreement or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document, any Hedging Agreement or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

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19.7	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party or any Hedging Bank (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19 (Guarantee and indemnity). This waiver applies irrespective of any law or any provision of a Finance Document or a Hedging Agreement to the contrary.

19.8	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents and the Hedging Agreements have been irrevocably paid in full, each Finance Party and each Hedging Bank (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party or that Hedging Bank (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from an Obligor.

19.9	Deferral of the Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents and the Hedging Agreements have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents and the Hedging Agreements or by reason of any amount being payable, or liability arising, under this Clause 19 (Guarantee and indemnity):

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents and the Hedging Agreements;

(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party or any rights of the Hedging Banks under the Hedging Agreements or of any other guarantee or security taken pursuant to, or in connection with, the Hedging Agreements by any Hedging Bank;

(d)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which that Guarantor has given a guarantee, undertaking or indemnity under Clause 19.1 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party or any Hedging Bank.

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If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents and to the Hedging Banks under or in connection with the Hedging Agreements to be repaid in full on trust for the Finance Parties and the Hedging Banks and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 31 (Payment mechanics).

19.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party or any Hedging Bank.

19.11	Norwegian Financial Agreements Act

Each Guarantor, to the extent it is deemed to be a guarantor pursuant to the FA Act, specifically waives all rights under the provisions of the FA Act not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

(a)

§ 29 (as the Agent shall be entitled to exercise all its rights under this Agreement and applicable law in order to secure payment. Such rights shall include the right to set-off any credit balance in any currency, on any bank account that Guarantor might have with each of the Finance Parties and the Hedging Banks individually against the amount due);

(b)	§ 63 (1) – (2) (to be notified of an Event of Default hereunder or under a Hedging Agreement and to be kept informed thereof);

(c)	§ 63 (3) (to be notified of any extension granted to a Borrower in payment of principal and/or interest);

(d)	§ 63 (4) (to be notified of an Obligor’s bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

(e)	§ 65 (3) (that its consent is required for it to be bound by amendments to the Finance Documents and the Hedging Agreements that may be detrimental to its interest);

(f)	§ 66 (that its consent is required for the release of other Security);

(g)	§ 67 (2) (about any reduction of its liabilities hereunder, since no such reduction shall apply as long as any amount is outstanding under the Finance Documents and the Hedging Agreements);

(h)

§ 67 (4) (that its liabilities hereunder shall lapse after ten (10) years, as it shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents and the Hedging Agreements);

(i)

§ 70 (as it shall not have any right of subrogation into the rights of the Finance Parties under the Finance Documents and/or the Hedging Banks under the Hedging Agreements until and unless the Finance Parties and the Hedging Banks shall have received all amounts due or to become due to them under the Finance Documents and the Hedging Agreements);

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(j)

§ 71 (as the Finance Parties and the Hedging Banks shall have no liability first to make demand upon or seek to enforce remedies against any other Obligor or any other Security Interest provided in respect of any other Obligor’s liabilities under the Finance Documents and the Hedging Agreements before demanding payment under or seeking to enforce its guarantee obligations hereunder);

(k)	§ 72 (as all interest and default interest due under any of the Finance Documents and the Hedging Agreements shall be secured by its guarantee obligations hereunder);

(l)

§ 73 (1) – (2) (as all costs and expenses related to a termination event or an Event of Default under this Agreement and under the Hedging Agreements shall be secured by its guarantee obligations hereunder); and

(m)

§ 74 (1) – (2) (as it shall not make any claim against any other Obligor for payment by reason of performance by it of its obligations under the Finance Documents and the Hedging Agreements until and unless the Finance Parties and the Hedging Banks first shall have received all amounts due or to become due to them under the Finance Documents and the Hedging Agreements).

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

20.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 20 (Representations) to each Finance Party and each Hedging Bank on the date of this Agreement and on the dates on which the Repeating Representations are made.

20.1	Status

(a)	It is a limited liability company (or in the case of Borrower A, a limited partnership), duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

20.2	Binding obligations

(a)

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

(b)

Save as provided herein or therein and/or as have been or shall be completed prior to the Initial Borrowing Date, no registration, filing, payment of tax or fees or other formalities are necessary or desired to render the Finance Documents enforceable against the Obligors, and in respect of a Vessel, for the Mortgage over that Vessel to constitute valid and enforceable first priority mortgage over that Vessel.

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20.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the Transaction Documents do not and will not conflict with:

(a)

any law, statute, rule or regulation applicable to it, or any order, judgment, decree or permit to which it is subject (including the Council Directive 2001/97/EC of the European Parliament and of the Council of 4 December 2001 amending Council Directive 91/308/EEC of the Council of the European Community implemented to combat “money laundering”);

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets.

20.4	Power and authority

(a)

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the Transaction Documents to which it is a party and the transactions contemplated by those Finance Documents and Transaction Documents.

(b)

All necessary corporate, shareholder and other action have been taken by it to approve and authorize the execution of the Finance Documents and the Transaction Documents, the compliance with the provisions thereof and the performance of its obligations thereunder.

(c)	Each Borrower acts for its own account by entering into the Finance Documents and obtaining the Credit Facility.

20.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents and the Transaction Documents to which it is a party;

(b)	to make the Finance Documents and the Transaction Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	in connection with its business and ownership of assets,

have been obtained or effected and are in full force and effect, and there are no circumstances which indicate that any of the same are likely to be revoked in whole or in part.

20.6	Authorisations

All Authorisations required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, the other Finance Documents and the Transaction Documents and any other agreements and instruments required or contemplated hereunder have been delivered to the Finance Parties and are in full force and effect, and any condition contained therein or otherwise applicable thereto has been or will at the appropriate time be complied with and fulfilled during the life of this Agreement.

20.7	Governing law and enforcement

(a)

The choice of Norwegian, English, Bahamas, Maltese and Isle of Man law respectively as the governing law of the Finance Documents and the Hedging Agreements will be recognised and enforced in its jurisdiction of incorporation.

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(b)

Any judgment obtained in Norway, England, the Bahamas, Malta and/or Isle of Man in relation to a Finance Document or a Hedging Agreement will be recognised and enforced in its jurisdiction of incorporation.

20.8	Insolvency

No corporate action, legal proceeding or other procedure or step described in Clause 25.6 (Insolvency), 25.7 (Insolvency proceedings) or Clause 25.8 (Creditors’ process) is currently pending or, to its knowledge, threatened in relation to it, and none of the circumstances described in Clause 25.6 (Insolvency), 25.7 (Insolvency proceedings) or Clause 25.8 (Creditors’ process) applies to it.

20.9	Deduction of Tax

It is not required to make any Tax Deduction (as defined in Clause 13.1 (Definitions)) from any payment it may make under any Finance Document.

20.10	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

20.11	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.

20.12	No misleading information

(a)	Any factual information provided by any member of the Group was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial information provided by any member of the Group has been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)

Nothing has occurred or been omitted and no information has been given or withheld that results in the information provided by any member of the Group being untrue or misleading in any material respect.

20.13	Financial statements

(a)

Its Original Financial Statements and the financial information most recently delivered to the Agent pursuant to Clause 21 (Information Undertakings) were prepared in accordance with GAAP consistently applied.

(b)

Its Original Financial Statements and the financial information most recently delivered to the Agent pursuant to Clause 21 (Information Undertakings) fairly represent its financial condition as at the end of the relevant financial year and operations during the relevant financial year (consolidated in the case of the Parent Guarantor).

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(c)

As of the date of the Original Financial Statements and the financial information most recently delivered to the Agent pursuant to Clause 21 (Information Undertakings), no Obligor has had any material liabilities, direct or indirect, actual or contingent which has not been disclosed to the Agent, and there is no material, unrealised or anticipated losses from any unfavourable commitments not disclosed by or reserved against it in the Original Financial Statements, the most recent delivered financial information or in the notes thereto.

(d)

There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group) since the date of delivery of its latest financial statements.

20.14	Pari passu ranking

Its payment obligations under the Finance Documents and the Hedging Agreements rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.15	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it.

20.16	Title

It will hold the legal title and/or will be the beneficial party, as the case may be, to the Mortgaged Assets.

20.17	No security

None of the Mortgaged Assets are affected by any Security, and it is not a party to, nor is it or any of the Mortgaged Assets bound by any order, agreement or instrument under which it is, or in certain events may be, required to create, assume or permit to arise any Security over any of the Mortgaged Assets, save for the Security created under the Security Documents, for liens arising solely by operation of law and/or in the ordinary course of business or otherwise as permitted pursuant to the terms of Clause 23.2 (Negative pledge).

20.18	No immunity

Neither it, nor any of its assets, are entitled to immunity from suit, execution, attachment or other legal process, and its entry into of the Finance Documents, the Hedging Agreements and the Transaction Documents constitutes, and the exercise of its rights and performance of and compliance with its obligations under Finance Documents, the Hedging Agreements and the Transaction Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

20.19	Ranking of Security Documents

The Security created by the Security Documents has or will have the ranking in priority which it is expressed to have in the Security Documents and the Security is not subject to any prior ranking.

20.20	Taxation
(a)	It is not overdue in the filing of any Tax returns.

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(b)

No claims or investigations are being, or are reasonably likely to be, made or conducted against it with respect to Taxes which is reasonably likely to have a material adverse effect on its ability to perform its obligations under the Finance Documents.

(c)	It is resident for Tax purposes only in the jurisdiction of its incorporation, unless the Agent shall have been otherwise informed in writing.

20.21	Compliance with Environmental Laws

Each Borrower and the Manager have performed and observed all Environmental Laws, all Environmental Permits and all other covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with the Vessels.

20.22	Environmental Claims

No Environmental Claim has been commenced or (to the best of its knowledge and belief, having made due and careful enquiry) is threatened against it where that claim has or is reasonably likely, if determined against it, to have a material adverse effect on its ability to perform its obligations under the Finance Documents, the Hedging Agreements and the Transaction Documents.

20.23	Laws and regulations

(a)	It and parties acting on its behalf has and shall continue to observe and abide with all applicable laws and regulations applicable to it, inter alia to bribery and corrupt practices and to SOLAS.

(b)

It and parties acting on its behalf confirms that it is aware of and abides with, including but not limited any law, official requirement or other regulatory measure or procedure implemented to combat:

(i)

money laundering (as defined in Article 1 of the Directive 2005/60/EF (Directive 2005/60/EC of the European Parliament and of the Council of 26 October 2005 on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing) amending Council Directive 91/308, as amended from time to time); and

(ii)

bribery and corrupt practices, and it further confirms that it is aware of the Norwegian Penal Code of 2005 § 387 - § 389 cf. § 15 (Nw. straffeloven) pursuant to which bribery and participation in bribery may be charged with penalties of fines or up to three years of imprisonment or up to ten years of imprisonment in severe cases and that the Penal Code criminalises bribery in the public as well as the private sector, as amended from time to time, and all applicable laws and regulations.

20.24	ISM Code and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrowers (or any of their Affiliates), the Manager and the Vessels have been complied with.

20.25	The Vessels

Each Vessel will on the Initial Borrowing Date be:

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(a)

in the absolute ownership of the relevant Borrower free and clear of all encumbrances (other than current crew wages and the relevant Mortgage) and that Borrower will be the sole, legal and beneficial owner of that Vessel;

(b)	registered in the name of the relevant Borrower with the relevant Approved Ship Registry under the laws and flag applicable for the relevant Approved Ship Registry;

(c)	operationally seaworthy in every way and fit for service; and

(d)	classed with DNV GL or such other classification society as approved by the Agent, free of all overdue requirements and other recommendations.

20.26	Financial Indebtedness

It is not in breach of or in default under any agreement or other instrument relating to Financial Indebtedness to which it is a party or by which it is bound (nor would it be with the giving of notice or lapse of time or both).

20.27	Sanctions

(a)	It, each other member of the Group, their Affiliates, their joint ventures, and their respective directors, officers, employees, agents or representatives has been and is in compliance with Sanction;

(b)	Neither it, nor any other member of the Group, their Affiliates, their joint ventures, and their respective directors, officers, employees, agents or representatives:

(i)	is a Restricted Party, or is involved in any transaction through which it is likely to become a Restricted Party;

(ii)	is engaging, or has engaged in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions Law; or

(c)	is subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws by any Sanctions Authority or any other relevant third party.

20.28	Anti-bribery, anti-corruption and anti-money laundering

None of the Obligors nor any of their subsidiaries, directors or officers, or, to the best knowledge of the Obligors, any Affiliate, agent or employee of it, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction and the Obligors have instituted and maintain policies and procedures designed to prevent violation of such laws, regulations and rules.

20.29	Ownership

The structure chart set out in Schedule 7 (Structure Chart) hereto correctly reflects the Group at of the Closing Date.

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20.30	Transaction Documents

(a)	No material terms of any of the Transaction Documents have been amended or terminated, nor have any waivers of any material terms thereof been agreed, without the prior written consent of the Agent.

(b)	It has not received any notice of termination or force majeure under any of the Transaction Documents.

20.31	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request, and the first day of each Interest Period and on the date of delivery of each Compliance Certificate (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Agent at the latest).

21.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 (Information undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents and the Hedging Agreements or any Commitment is in force.

21.1	Financial statements

The Borrowers shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within one hundred and fifty (150) days after the end of each of its financial years:

(i)	their audited consolidated financial statements for that financial year; and

(ii)	the audited consolidated financial statements of the Parent Guarantor for that financial year;

(b)	as soon as the same become available, but in any event within ninety (90) days after the end of its financial quarters:

(i)	their unaudited consolidated financial statements for that financial quarter; and

(ii)	the unaudited consolidated financial statements of the Parent Guarantor for that financial quarter;

(c)

as soon as the same become available, but in any event within 31 January of each financial year, the annual budget and cash flow projections for that financial year and for the next five (5) years for the Parent Guarantor on a consolidated level, specifying major assumptions and structure charts which correctly reflects the Group on such date.

21.2	Compliance Certificate

The Borrowers shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a) or (b) (save for Q4) of Clause 21.1 (Financial statements), a Compliance Certificate signed by the chief financial officer of the Borrowers and the Guarantors setting out (in reasonable detail) computations as to compliance with Clause 22 (Financial covenants) and the relevant Market Value requirement set out in Clause 8.5 (Mandatory prepayment – collateral maintenance test) as at the date as at which those financial statements were drawn up.

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21.3	Requirements as to financial statements

(a)

Each set of financial statements delivered by the Borrowers pursuant to Clause 21.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)

The Borrowers shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 21.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)

a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)

sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 22 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

21.4	Information: miscellaneous

Each Obligor shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all relevant documents dispatched by the Parent Guarantor to its shareholders (or any class of them) or by an Obligor to its creditors generally at the same time as they are dispatched;

(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(c)

promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation by any Sanctions Authority against it, other member of the Group, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives, as well as information on what steps are being taken with regards to answer or oppose such;

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(d)

promptly upon becoming aware that it, other member of the Group, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives has become or is likely to become a Restricted Party; and

(e)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

21.5	Notification of default

(a)

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)

Promptly upon a request by the Agent, each Obligor shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.6	Notification of Environmental Claims

Each Obligor shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(a)	if any Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against an Obligor (or any of its Affiliates), the Manager or any Vessel; and

(b)

of any fact and circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against an Obligor (or any of its Affiliates), the Manager or any Vessel,

where the claim would be reasonably likely, if determined against an Obligor (or any of its Affiliates) or any Vessel, to have a Material Adverse Effect.

22.	FINANCIAL COVENANTS

22.1	Definitions

In this Agreement:

“Book Equity” means, at any time, the value of the paid-in capital and reserves determined on a consolidated basis in accordance with GAAP and as shown in the latest financial statements, including preferred equity.

“Cash” means, at any given time, the aggregate of freely available cash in hand or on unrestricted deposit with any bank or financial institution.

“Current Assets” means on a consolidated basis any aggregate amount of cash, bank deposits, fully marketable securities, inventories and trade receivables and short term receivables, always provided that short term shall be interpreted in accordance with GAAP.

“Current Liabilities” means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) expected to be settled within twelve months from the date of computation but excluding amounts in respect of liabilities for instalments on long-term debt and capital lease payments falling due within twelve (12) months after the relevant calculation date and (when calculating the Current Liabilities of a Borrower) any group intercompany balances.

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“EBITDA” means, in respect of any Relevant Period, the consolidated earnings, before:

(a)	deducting any provision on account of taxation;

(b)	deducting any interest, discounts or other fees incurred or payable, by any member of the relevant Group in respect of Financial Indebtedness;

(c)	taking into account any items treated as exceptional or extraordinary items; and

(d)	any amount attributable to the amortisation of intangible assets and depreciation of tangible assets.

“Liquidity” means, at any given time, the aggregate of Cash and undrawn portions of any revolving credit facility entered into by any company in the Group maturing in no less than three (3) months.

“Relevant Period” means each period of twelve (12) months ending on the last day of each financial quarter of each financial year, provided that for the purposes of the calculation of EBITDA, the earnings of a vessel (following its delivery) shall be annualised (by reference to annual earnings of similar ships acceptable to the Agent for this purpose) until it has operated for a period of twelve (12) months.

“Total Assets” means, at any time, the total book value of all the assets which would, in accordance with GAAP, be classified as assets.

“Working Capital” means, on any date, Current Assets less Current Liabilities.

22.2	Financial condition –Borrowers

Save for the RCF Borrower, each Borrower shall at all times maintain positive Working Capital.

22.3	Financial condition – Parent Guarantor

(a)	Working Capital

The Parent Guarantor (on a consolidated basis) shall at all times maintain positive Working Capital.

(b)	Liquidity

The Parent Guarantor (on a consolidated basis) shall at all times maintain Liquidity of USD 15,000,000, plus:

(i)

USD 1,500,000 for each owned (directly or indirectly) vessel with employment contracts with less than twelve (12) months’ remaining tenor (excluding options) up to a total of eight (8) vessels, i.e. up to an additional Liquidity requirement of USD 12,000,000 in aggregate; and

(ii)

USD 1,000,000 for each owned (directly or indirectly) vessel with employment contracts with less than twelve (12) months’ remaining tenor (excluding options) up to a total of twelve (12) vessels, i.e. up to a further additional Liquidity

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requirement of USD 12,000,000 in aggregate, resulting in a potential maximum requirement of Liquidity of minimum USD 39,000,000 in total,

of which minimum USD 10,000,000 shall be Cash.

(c)	Minimum Equity Ratio

The Parent Guarantor (on a consolidated basis) shall at all times have a ratio of Book Equity to Total Assets greater than 30%.

(d)	Interest Coverage Ratio

The Parent Guarantor (on a consolidated basis) shall at all times maintain a ratio of EBITDA to interest ratio of minimum 2.5: 1:00.

22.4	Financial testing

The financial covenants set out in Clause 22.2 (Financial condition – each Borrower) and Clause 22.3 (Financial condition – Parent Guarantor) shall be calculated on the Parent Guarantor’s consolidated figures and in accordance with GAAP and tested (i) by reference to each of its financial statements delivered pursuant to paragraph (a) and (b) (save for Q4) of Clause 21.1 (Financial statements) (whether audited or un-audited) and each Compliance Certificate delivered pursuant to Clause 21.2 (Compliance Certificate) and (ii) at such other times as reasonably requested by the Agent by reference to such documentation as is then available or made available in accordance with paragraph (e) of Clause 21.4 (Information: miscellaneous), and presented to the Agent in form and substance satisfactory to the Agent.

22.5	Financial covenants in other agreements

Each Obligor undertakes to promptly notify the Agent if it becomes aware that a Obligor enters into any agreements and/or arrangements and/or adjustment of existing arrangements or agreements relating to Financial Indebtedness of a similar nature as the Credit Facility which would impose stricter financial covenants (excluding, for the avoidance of doubt, loan to value covenants) applicable to the Obligors than the financial covenants applicable to the Obligors as set out in this Clause 22 (Financial Covenants) and, in such case, upon notice by the Agent to the Borrowers, such new and stricter covenants and/or ratios shall apply under this Agreement.

23.	GENERAL UNDERTAKINGS

The undertakings in this Clause 23 (General undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents and the Hedging Agreements or any Commitment is in force.

23.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

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23.2	Negative pledge

(a)	No Obligor shall create or permit to subsist any Security over any of the Mortgaged Assets or over the shares or other ownership interests in KNOT Offshore Partners UK LLC and the RCF Borrower.

(b)

Save for the RCF Borrower, no Borrower shall create or permit to subsist any Security over any of its assets nor any factoring agreement to be registered with the Norwegian Registry of Movable Property (Nw. Løsøreregisteret).

(c)	Save for the RCF Borrower, no Borrower shall:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)	Paragraph (a) and (b) above do not apply to any Security listed below:

(i)	any netting or set-off arrangement entered into by any member of the relevant Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any lien arising by operation of law and in the ordinary course of trading and securing obligations not more than thirty (30) days overdue;

(iii)	any Security entered into pursuant to any Finance Document or Hedging Agreement; or

(iv)	Security consented to in writing by the Agent (acting upon instructions from the Lenders).

23.3	Disposals

(a)

Save for the RCF Borrower, no Borrower shall, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of trading of the disposing entity; or

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality.

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23.4	Merger

No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction.

23.5	Change of business

Each Obligor shall procure that no substantial change is made to the general nature of its business from that carried on at the date of this Agreement.

23.6	Transactions with Affiliates

Each Obligor shall procure that all transactions entered into between a member of the Group and an Affiliate are made on arm’s length terms.

23.7	Title

The Obligors (as the case may be) shall hold legal title to and own the entire beneficial interest in the Mortgaged Assets, free of all Security and other interests and rights of every kind, except for those created by the Finance Documents and as permitted by Clause 23.2 (Negative pledge).

23.8	Insurances – general

Each Obligor shall maintain appropriate insurance cover with respect to its properties, assets and operations of such types, in such amounts and against such risks as are maintained by prudent companies carrying on the same or substantially similar business. All insurances must be with financially sound and reputable insurance companies, funds or underwriters.

23.9	Earnings Accounts

Save for the RCF Borrower, each Borrower shall maintain the Earnings Accounts with the Account Bank and ensure that all Earnings and all other income from the Vessels, including but not limited to insurance proceeds and requisition compensation, are paid to the Borrower A Earnings Account, the Borrower B Earnings Account, the Borrower C Earnings Account, the Borrower D Earnings Account or the Borrower E Earnings Account (as the case may be).

23.10	Derivative transactions

No Obligor shall enter into any derivative transactions related to the Vessels and the Credit Facility with other parties than the Hedging Banks unless the Hedging Banks have received a reasonable opportunity, in writing, to provide competitive rates to that Borrower and the Hedging Banks cannot provide such competitive rates.

23.11	Distribution restrictions

The Parent Guarantor shall not, without the prior written consent of the Agent (on behalf of the Lenders):

(a)	declare, make or pay any dividend or other distribution (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b)	repay or distribute any of its share premium reserve;

(c)	service or repay any loan from a shareholder comparable to equity; or

(d)	redeem, repurchase or repay any of its shares capital (or resolve to do so),

to its shareholders (or any Affiliates thereof) in respect of any financial year, unless:

(i)

no Default has occurred and is continuing at the time the making, payment or declaration of the relevant dividend or other distribution is made, or would result from the making, payment or declaration of the relevant dividend or other distribution; and

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(ii)	the Parent Guarantor and each Borrower will be in compliance with the financial covenants following the making, payment or declaration of the relevant dividend or other distribution.

23.12	Transaction Documents

The Obligors shall procure that no material terms of any of the Transaction Documents are amended or terminated, or any waivers of any material terms thereof are agreed, without the prior written consent of the Agent.

23.13	Taxation

Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that such payment is being contested in good faith or can be lawfully withheld.

23.14	No change of name etc.

No Obligor shall change:

(a)	the end of its fiscal year;

(b)	its nature of business;

(c)	its constitutional documents;

(d)	its legal name;

(e)	its type of organization; or

(f)	its jurisdiction;

without the prior written consent of the Agent, such consent not to be unreasonably withheld.

23.15	Subordination

Each Borrower (save for the RCF Borrower) shall procure that all Shareholder Loans and all amounts payable to and/or claims against it from the Manager and/or any manager are fully subordinated to the interest of the Finance Parties hereunder and the Hedging Banks under the Hedging Agreements.

23.16	Investments

No Borrower (save for the RCF Borrower) shall, without the prior written consent of the Majority Lenders make any further investments or acquisitions other than investments related to the Vessels in the ordinary course of business.

23.17	Indebtedness

Save for the RCF Borrower, no Borrower shall, without the prior written consent of the Agent, borrow any additional funds or enter into any transaction (including derivative transactions other than any Hedging Transactions) that may result in the incurrence of any additional Financial Indebtedness (it being understood however that intercompany loans, deposits or equity contributions within the Group (“Intra-Group Indebtedness”) shall be allowed provided always that (x) no Default is then in existence or will occur from such disposition, (y) after giving effect to such disposition, the Obligors will be in compliance with the financial covenants in Clause 22 (Financial covenants), and (z) Intra-Group Indebtedness shall be fully subordinated to the Credit Facility and any obligations under the Hedging Agreements).

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23.18	Financial support

No Borrower (other than the RCF Borrower) shall make or grant any loans, guarantees or any other form of financial support, except financial support in the ordinary course of operation of the Vessels (it being understood however that intercompany loans, deposits or equity contributions within the Group (“Intra-Group Indebtedness”) shall be allowed provided always that (x) no Default is then in existence or will occur from such disposition, (y) after giving effect to such disposition, the Obligors will be in compliance with the financial covenants in Clause 22 (Financial covenants), and (z) Intra-Group Indebtedness shall be fully subordinated to the Credit Facility and any obligations under the Hedging Agreements).

23.19	Compliance with laws etc.

(a)	The Obligors shall (and shall ensure that each other member of the Group, as well as any manager):

(i)	comply with all laws or regulations:

(A)	applicable to its business; and

(B)	applicable to the Vessels, their ownership, employment, operation, management and registration,

including the ISM Code, the ISPS Code, all Environmental Laws and the laws of the jurisdiction of each relevant Approved Ship Registry;

(ii)	comply with all applicable Sanctions;

(iii)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environment Permits; and

(iv)

without limiting paragraph (a) above, not employ a Vessel nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws, anti-bribery and corruption laws and all Sanctions.

(b)

The Obligors shall (and shall ensure that each other member of the Group, as well as any manager and charterer) observe and abide with, including but not limited any law, official requirement or other regulatory measure or procedure implemented to combat:

(i)

money laundering (as defined in Article 1 of the Directive 2005/60/EF (Directive 2005/60/EC of the European Parliament and of the Council of 26 October 2005 on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing) amending Council Directive 91/308, as amended from time to time); and

(ii)

bribery and corrupt practices, and it further confirms that it is aware of the Norwegian Penal Code of 2005 § 387—§ 389 cf. § 15 (Nw. straffeloven) pursuant to which bribery and participation in bribery may be charged with penalties of fines or up to three years of imprisonment or up to ten years of imprisonment in severe cases and that the Penal Code criminalises bribery in the public as well as the private sector, as amended from time to time, and all applicable laws and regulations.

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23.20	Sanctions

(a)	Each Obligor shall ensure that none of them, nor any other member of the Group, respective directors, officers, employees, agents or representatives or any other persons acting on any of their behalf:

(i)	is or will become a Restricted Party;

(ii)	is in breach of Sanctions;

(iii)	causes (or will cause) a breach of Sanctions by any Finance Party; and/or

(iv)	take any action or make any omission that results, or is reasonably likely to result, in it or any Finance Party becoming a Restricted Party.

(b)

No Obligor shall (and the Borrower shall ensure that no other Relevant Person will) take any action or make any omission that results, or is reasonably likely to result, in it or any Finance Party becoming a Restricted Party or otherwise a target of sanctions (“target of sanctions” signifying an entity or person (“Target”) that is a target of laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes by virtue of prohibitions and/or restrictions being imposed on any US person or other legal or natural person subject to the jurisdiction or authority of a US Sanctions Authority which prohibit or restrict them from them engaging in trade, business or other activities with such Target without all appropriate licences or exemptions issued by all applicable US Sanctions Authorities).

(c)

Each Obligor undertakes that it and each director, officer, agent, employee or person acting on behalf of the Obligor, is not a Restricted Party and does not act directly or indirectly on behalf of a Restricted Party.

(d)	No Obligor shall use any revenue or benefit derived from any activity or dealing with a Restricted Party in discharging any obligation due or owing to the Finance Parties and/or the Hedging Banks.

(e)

Each Obligor shall procure that no proceeds from any activity or dealing with a Restricted Party are credited to any bank account held with any Finance Party or any affiliate of a Finance Party in its name.

(f)

No Obligor shall directly or indirectly use the proceeds of a Loan, or lend or contribute or otherwise make available all or any part of such proceeds to any subsidiary, joint venture partner, Relevant Person, Affiliate or any other person to fund activities or business of or with any person, or in any country or territory, that, at the time of such funding is a Restricted Party or in any other manner that would result in a violation of Sanctions by any person (including any person participating in the loan hereunder, whether as a Finance Party or otherwise).

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23.21	Compliance with constitutional documents etc.

The Obligors shall, and shall ensure that its Subsidiaries shall, comply with all laws or constitutional documents and in all material respects with agreements to which an Obligor is a party

24.	VESSEL UNDERTAKINGS

24.1	General

The undertakings in this Clause 24 (Vessel undertakings) are granted by each Borrower (save for the RCF Borrower, and the term “Borrower” shall in this Clause 24 (Vessel undertakings) be construed not to include the RCF Borrower) in respect of the Vessel(s) owned by it and remain in force from the Closing Date and for so long as any amount is outstanding under the Finance Documents and the Hedging Agreements or any Commitment is in force.

24.2	Insurance – Vessels

(a)

The Borrowers shall maintain or ensure that each Vessel is insured for the whole tenor of the Credit Facility against such risks, including but not limited to, hull and machinery, protection & indemnity (including cover for pollution liability to the uppermost limit available via the P&I club which shall be an IGA member), hull interest, freight interest, war risk insurances, including confiscation, terrorism, hijacking and piracy, and Loss of Hire (except for Vessels employed on bareboat charterparty terms), in such amounts, on such terms and placed through first class insurance brokers with such first class insurers as the Agent shall approve.

(b)

The aggregate value of the hull and machinery insurance, hull interest insurance and/or freight interest insurance for each Vessel shall be at least equal to the higher of the Market Value of each Vessel and, when aggregated with the other Vessels, one hundred and twenty per cent (120%) of the Loans, whereof the hull and machinery insurance for a Vessel shall at all times cover at least eighty per cent (80%) of the Market Value of that Vessel while the remaining cover may be taken out by way of hull interest and freight interest insurances.

(c)

The Borrowers shall procure that the Agent (on behalf of the Finance Parties and the Hedging Banks) is noted as first priority mortgagee in the insurance contracts, and that confirmation is promptly given by the underwriters thereof to the Agent that the notice of assignment with regards to the Insurances and the loss payable clauses (to be in excess of USD 3,000,000 in respect of each Vessel) are noted in the insurance contracts and that standard letters of undertaking/cover notes/policies/certificates of entry are promptly executed by the insurers and/or the insurance broker(s).

(d)

Within reasonable time prior to the expiry date of the relevant Insurances, the Borrowers shall procure the delivery to the Agent of a confirmation from the insurance broker(s) through whom the Insurances referred to in paragraph (a) above have been renewed and taken out in respect of a Vessel with insurance values as required by paragraph (b) above, and similarly from the P&I club in which the Vessel is entered that such entry is continuing, that such Insurances are or shall be in full force and effect and that the Agent (on behalf of the Finance Parties and the Hedging Banks) has been noted as first priority mortgagee by the relevant insurers and that the broker and, if applicable, the P&I club shall promptly issue a letter of undertaking in respect of such renewed insurances.

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(e)

The Agent shall take out (for the benefit of the Finance Parties and the Hedging Banks but at the cost and expense of the Borrowers), a Mortgagee’s Interest Insurance and a Mortgagee’s Interest—Additional Perils Pollution Insurance (covering one hundred and twenty per cent (120%) of the Loans).

(f)

If any of the Insurances referred to in paragraph (a) above form part of a fleet cover, the Borrowers shall procure, except for protection & indemnity (where the Borrowers shall procure to obtain standard market undertakings in favour of the Agent with respect to protection & indemnity from the insurers or the insurance broker), that the insurers or the insurer broker shall undertake to the Agent that they shall neither set-off against any claims in respect of any Vessel any premiums due in respect of other vessels or units under such fleet cover or any premiums due for other insurances, nor cancel this Insurance for reason of non-payment of premiums for other units under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of a Vessel if and when so requested by the Agent.

(g)

The Borrowers shall procure that each Vessel always is employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(h)	The Borrowers will not make any material change to the insurances described under (a) above without the prior written consent of the Agent.

(i)

The Borrowers shall pay for an insurance audit report commissioned by the Agent to be prepared by an independent insurance consultant, in form and contents acceptable to the Agent, to be tabled prior to the Closing Date and thereafter (if requested by the Agent or Lenders) upon each (annual) renewal of the Insurances referred to in paragraph (a) above.

24.3	Minimum Market Value

(a)

The Borrowers shall, at its own expense, arrange for each of the Vessels to be valued by two (2) Approved Brokers on a semi-annual basis and delivered to the Agent within thirty (30) days of the end of each Financial Quarter ending on 30 June and 31 December each year (first time 31 December 2018). Such valuations shall be dated no more than thirty (30) days before the date of delivery to Agent.

(b)	If any relevant inspection reports are made or issued in respect of a Vessel, the Borrowers shall promptly forward copies of such reports to the Agent.

24.4	Flag, name and registry

Each Vessel shall be registered in an Approved Ship Registry. The Borrowers may not move a Vessel to any other ship register or dual register a Vessel without the prior written consent of the Lenders.

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24.5	Classification and repairs

The Borrowers shall, and shall procure that the relevant Manager shall, keep or shall procure that each Vessel is kept in a good, safe and efficient condition consistent with first class ownership and management practice and in particular:

(a)	so as to maintain its class at the highest level with DNV GL or another IACS classification society approved to the Majority Lenders, free of overdue material recommendations and qualifications; and

(b)

so as to comply with the laws and regulations (statutory or otherwise) applicable to units registered under the flag state of that Vessel or to vessels trading to any jurisdiction to which that Vessel may trade from time to time;

(c)	not, without the prior written consent of the Lenders, change the classification society of a Vessel;

(d)

not, without the prior written consent of the Agent, bring a Vessel or allow a Vessel to be brought to any yard for repairs or for the purpose of work being done upon her where the costs of such repairs or work is likely to exceed USD 3,000,000 (or the equivalent thereof in any other currency), unless such person shall first have given to the Agent and in terms reasonably satisfactory to it, a written undertaking not to exercise any lien on that Vessel or her Insurances or Earnings for the cost of such repairs or work or otherwise; and

(e)	not permit any major change or structural alteration to be made to a Vessel, nor any modification of, or part removal from, a Vessel in a way which would materially diminish her value;

(f)

procure that each Vessel is kept in a good, safe and efficient condition and state of repair consistent with the industry’s best ownership and management practice with dry-docking to be completed at the frequency required; and

(g)

not permit a Vessel to enter the territorial waters (12 mile limit) of the US unless a valid Certificate of Financial Responsibility as required by the United States Coast Guard has been obtained for that Vessel in advance.

24.6	Inspections and class records

(a)

The Borrowers shall procure that the Agent’s surveyor at the Borrowers’ cost, is permitted to inspect the condition of each Vessel once a year provided always that such arrangement shall not interfere with the operation of that Vessel and subject to satisfactory indemnities approved by the P&I insurers.

(b)	Each Borrower shall, and shall procure that the Manager shall procure that the Agent is:

(i)

granted permission to access class records and other information from the classification society in relation to each Vessel, through a letter sent by that Borrower to the classification society (in a form prepared or approved by the Agent), which will also specify that should there be a condition of class imposed or a class recommendation issued in respect of a Vessel, the classification society shall immediately inform the Agent by email; and

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(ii)

granted electronic access to class records directly by the classification society or indirectly via the account manager of that Borrower and/or the Manager (as the case may be) and designating the Agent as a user or administrator of the system under its account.

(c)

The Borrowers shall, and shall procure that the relevant Manager shall, instruct the classification society to send to the Agent, following a written request from the Agent, copies of all class records held by the classification society in relation to each Vessel.

24.7	Surveys

The Borrowers shall, and shall procure that the relevant Manager shall, submit to or cause each Vessel to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the flag state of each Vessel and to supply or to cause to be supplied to the Agent copies of all survey reports and confirmations of class issued in respect thereof whenever such is required by the Agent, however such requests are limited to once a year.

24.8	Notification of certain events

The Borrowers shall immediately notify the Agent of:

(a)	any accident to a Vessel involving repairs where the costs will or is likely to exceed USD 3,000,000 (or the equivalent in any other currency);

(b)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, complied with immediately;

(c)	any exercise or purported exercise of any arrest or lien on a Vessel, its Earnings or its Insurances;

(d)	any occurrence as a result of which a Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss; and

(e)	any claim for a material breach of the ISM Code or the ISPS Code being made against a Borrower or otherwise in connection with a Vessel.

24.9	Operation of the Vessels

(a)

The Borrowers shall, and shall procure that the commercial and technical management of Vessel 3, Vessel 4, Vessel 5 and Vessel 6 shall be performed by KNOT Management AS or any other management company acceptable to the Majority Lenders. The Borrowers shall not, without the prior written consent of the Majority Lenders, change or allow the change of the technical or commercial management of Vessel 3, Vessel 4, Vessel 5 or Vessel 6.

(b)

The Borrowers shall, and shall procure that each Manager shall, comply, or procure the compliance in all material respects with SOLAS, the ISM Code and the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Vessels (all as adopted, amended or replaced from time to time), its ownership, operation and management or to the business of the Borrowers and each Manager and shall not employ a Vessel nor allow its employment:

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(i)	in any manner contrary to law or regulation in any relevant jurisdiction including but not limited to the ISM Code;

(ii)	to carry any nuclear waste or nuclear material under any circumstances;

(iii)	in carrying illicit or prohibited goods;

(iv)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; and

(v)

in any part of the world where there are hostilities (whether war is declared or not) or in any zone which is declared a war zone by any government or is or becomes a listed area of enhanced risk by the war risk insurers of a Vessel unless the Borrowers have (at their own expense) effected any special, additional or modified insurance cover which shall be necessary or customary for first class vessel owners within the territorial waters of such country at such time and has provided evidence of such cover to the Agent.

24.10	ISM Code compliance

The Borrowers shall:

(a)	procure that each Vessel remains subject to a SMS;

(b)	procure that a valid and current SMC is maintained for each Vessel;

(c)	if not itself, procure that the relevant Manager maintains a valid and current DOC;

(d)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of a Vessel or of its DOC or the DOC of the relevant Manager; and

(e)

immediately notify the Agent in writing of any “accident” or “major nonconformity”, each as those terms is defined in the Guidelines in the application of the IMO International Safety Management Code issued by the International Chamber of Shipping and International Shipping Federation.

24.11	Environmental compliance

The Borrowers shall, and shall procure that any charterers shall, comply in all respects with all Environmental Laws applicable to any of them or the Vessels, including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with all Environmental Permits applicable to any of them and/or the Vessels.

24.12	Arrest

The Borrowers shall pay and discharge when due:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against a Vessel, its Earnings or its Insurances;

(b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of a Vessel, its Earnings or its Insurances; and

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(c)

all other outgoings whatsoever in respect of a Vessel, its Earnings and its Insurances, and forthwith (however not later than after thirty (30) Business Days) upon receiving a notice of arrest of a Vessel, or its detention in exercise or purported exercise of any lien or claim, the Borrowers shall procure its release by providing bail or providing the provision of security or otherwise as the circumstances may require.

24.13	Chartering and employment

No Borrower shall enter into arrangements which provide an obligation to charter (or similar arrangement) in any tonnage.

24.14	Restrictions on sale

No Borrower shall, without the prior written consent of the Lenders sell or otherwise dispose of a Vessel, unless the Loans are prepaid in accordance with Clause 8.4 (Mandatory prepayment – Disposal or Total Loss of a Vessel) in connection therewith.

24.15	Letters of Quiet Enjoyment

The Facility Agent shall issue Letters of Quiet Enjoyment if so required by any charterer of the Vessels, provided always that such Letters of Quiet Enjoyment shall be in form and substance satisfactory to the Lenders. When negotiating new charterparties and/or other contracts of employment, the Obligors shall use all reasonable endeavours to avoid the requirement for Letters of Quiet Enjoyment.

24.16	Inventory of Hazardous Materials and sustainable Vessel dismantling

(a)

Each Borrower (save for the RCF Borrower) shall procure that the Vessel(s) owned by it has, latest from the date of the next dry dock of the Vessel, obtained an Inventory of Hazardous Material, in respect of said Vessel(s) which shall be maintained throughout the Security Period.

(b)	Each Borrower (save for the RCF Borrower) shall procure a safe sustainable and socially and environmentally responsible dismantling of any Vessel taken out of service.

25.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 25 (Events of Default) is an Event of Default (save for Clause 25.17 (Acceleration)).

25.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three (3) Business Days of its due date.

25.2	Financial covenants etc.

Any requirement of Clause 8.5 (Mandatory prepayment – collateral maintenance test), Clause 22 (Financial covenants), Clause 23.19 (Compliance with laws etc.), Clause 23.20 (Sanctions), Clause 24.2 (Insurance – Vessels) and Clause 24.3 (Flag, name and registry) is not satisfied.

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25.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 25.1 (Non-payment) and Clause 25.2 (Financial covenants etc.)).

(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of (A) the Agent giving notice to the Borrowers and (B) the Borrowers becoming aware of the failure to comply.

25.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

25.5	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor as a result of an event of default (however described).

(d)	Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described).

(e)

No Event of Default will occur under this Clause 25.5 (Cross default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 8,000,000 (or its equivalent in any other currency or currencies).

25.6	Insolvency

(a)	An Obligor:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	suspends making payments on any of its debts; or

(iii)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party or Hedging Bank in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor.

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25.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its assets; or

(d)	enforcement of any Security over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 25.7 (Insolvency proceedings) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within thirty (30) days of commencement.

25.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor having an aggregate value of USD 8,000,000 and is not discharged within thirty (30) days.

25.9	Cessation of business

An Obligor suspends or ceases to carry on (or threatens to suspense or cease to carry on) all or a part of its business.

25.10	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Security created or expressed to be created or evidenced by any Security Document ceases to be effective or does not create the ranking and priority it is expressed to have.

25.11	Material adverse change

Any event or series of events occur which, in the opinion of the Majority Lenders, has or is likely to have a Material Adverse Effect.

25.12	Repudiation, validity and cancellation/termination

(a)	An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document or a Transaction Document.

(b)	Any Finance Document or Transaction Document ceases to be legal, valid, binding, enforceable or effective.

25.13	Insurances

Any insurance policy taken out in respect of a Vessel is cancelled, revoked or lapses, or any insurance claim(s) by a Borrower is repudiated following a Total Loss.

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25.14	The Vessels

(a)	Class certification of a Vessel is withdrawn.

(b)	There is an instability affecting a country of flag and each affected Vessel is not transferred to another Approved Ship Registry immediately upon request by the Agent.

25.15	Litigation

An Obligor or any Subsidiary thereof is subject to an unsatisfied, uninsured judgment in its disfavour following final appeal and this is likely to have a Material Adverse Effect.

25.16	Sanctions

(a)

Any Obligor or any of its Subsidiaries becomes a Restricted Party or becomes owned or controlled by, or acts directly or indirectly on behalf of, a Restricted Party or any of such persons becomes the owner or controller of a Restricted Party;

(b)

Any proceeds of a Loan are made available, directly or indirectly, to fund any trade, business or other activities involving or for the benefit of a Restricted Party or in any country or territory, that, at the time of such funding, is a Sanctioned Country or otherwise is, directly or indirectly, applied in a manner that would result in a violation of Sanctions by a Finance Party or any Obligor or for any purpose prohibited by Sanctions; or

(c)

Any Obligor or any of its Subsidiaries takes any action resulting in a violation by such persons of Sanctions or which constitutes or would constitute any such violation by a Finance Party or any Obligor.

25.17	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrowers:

(a)	require payment of default interest on the Loans in accordance with Clause 9.3 (Default interest);

(b)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(c)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(d)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(e)	exercise or direct the Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

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SECTION 9

CHANGES TO PARTIES

26.	CHANGES TO THE LENDERS

26.1	Assignment and transfers by the Lenders

Subject to this Clause 26 (Changes to the Lenders), a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution, to a state owned entity or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

26.2	Conditions of assignment or transfer

(a)	The consent of the Borrowers is required for an assignment or transfer by an Existing Lender, unless assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender or to a state owned entity; or

(ii)	made at a time when an Event of Default has occurred which is continuing.

(b)

The consent of the Borrowers to an assignment or transfer must not be unreasonably withheld or delayed. The Borrowers will be deemed to have given its consent ten (10) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrowers within that time.

(c)	An assignment will only be effective on:

(i)

receipt by the Agent (whether in the Lender Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)

performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	An assignment or transfer will only be effective if the procedure set out in Clause 26.5 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

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(ii)

as a result of circumstances existing at the date the transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (d) shall not apply in respect of a transfer made in the ordinary course of the primary syndication of the Credit Facility.

(f)

Each New Lender, by executing the relevant Transfer Certificate or Lender Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

26.3	Assignment or transfer fee

The New Lender shall, on the date upon which a transfer or assignment takes effect, pay to the Agent (for its own account) a fee of USD 5,000.

26.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations transferred under this Clause 26 (Changes to the Lenders); or

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(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.5	Procedure for transfer
(a)

Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 26.9 (Pro rata interest settlement), on the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Agent, the Mandated Lead Arrangers, the Bookrunner, the Co-ordinator, the Hedging Banks, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arrangers, the Bookrunner, the Co-ordinator, the Hedging Banks and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

26.6	Procedure for assignment

(a)

Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Lender Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Lender Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Lender Assignment Agreement.

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(b)

The Agent shall only be obliged to execute a Lender Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 26.9 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents expressed to be the subject of the assignment in the Lender Assignment Agreement;

(ii)

the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Lender Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)

Lenders may utilise procedures other than those set out in this Clause 26.6 (Procedure for assignment) to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 26.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 26.2 (Conditions of assignment or transfer).

26.7	Copy of Transfer Certificate or Lender Assignment Agreement to the Borrowers

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or a Lender Assignment Agreement, send to the Borrowers a copy of that Transfer Certificate or Lender Assignment Agreement.

26.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 26 (Changes to the Lenders), each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)

any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

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(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

26.9	Pro rata interest settlement

(a)

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 26.5 (Procedure for transfer) or any assignment pursuant to Clause 26.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six (6) Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 26.9 (Pro rata interest settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 26.9 (Pro rata interest settlement) references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

27.	CHANGES TO THE OBLIGORS

27.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 10

THE FINANCE PARTIES

28.	ROLE OF THE AGENT, THE CO-ORDINATOR, THE MANDATED LEAD ARRANGERS AND THE REFERENCE BANKS

28.1	Appointment of the Agent

(a)	Each other Finance Party and each Hedging Bank appoints the Agent to act as its agent under and in connection with the Finance Documents and the Hedging Agreements.

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(b)

Each other Finance Party and each Hedging Bank authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2	Instructions

(a)	The Agent shall:

(i)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)

The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

28.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

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(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)

Without prejudice to Clause 26.6 (Copy of Transfer Certificate or Lender Assignment Agreement to the Borrowers), paragraph (b) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Co-Ordinator or the Mandated Lead Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

28.4	Role of the Co-Ordinator and the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, neither the Co-Ordinator nor the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

28.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent, the Co-Ordinator or the Mandated Lead Arrangers as a trustee or fiduciary of any other person.

(b)	Neither the Agent, the Co-Ordinator nor the Mandated Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.6	Business with the Group

The Agent, the Co-Ordinator and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.7	Rights and discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

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(A)	any instructions received by it from the Majority Lenders, any Lender or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Borrowers (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

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(h)	Without prejudice to the generality of paragraph (g) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Borrowers or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Borrowers and to the other Finance Parties.

(i)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, the Co-Ordinator nor any Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)

Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

28.8	Responsibility for documentation

Neither the Agent, the Co-Ordinator nor any Mandated Lead Arranger is responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Co-Ordinator, any Mandated Lead Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

28.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

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28.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)

without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent, the Co-Ordinator or any Mandated Lead Arranger to carry out:

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(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent, the Co-Ordinator and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Co-Ordinator or any Mandated Lead Arranger.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

28.11	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero (0), to its share of the Total Commitments immediately prior to their reduction to zero (0)) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

28.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrowers.

(b)

Alternatively the Agent may resign by giving thirty (30) days’ notice to the other Finance Parties and the Borrowers, in which case the Majority Lenders (after consultation with the Borrowers) may appoint a successor Agent.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Agent (after consultation with the Borrowers) may appoint a successor Agent.

(d)

If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 28 (Role of the Agent, the Co-Ordinator, the Mandated Lead Arrangers and the Reference Banks) and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

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(e)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrowers shall, within three (3) Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agent) and this Clause 28 (Role of the Agent, the Co-Ordinator, the Mandated Lead Arrangers and the Reference Banks) (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)

After consultation with the Borrowers, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

(i)

The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three (3) Months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)

the Agent fails to respond to a request under Clause 13.6 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Agent pursuant to Clause 13.6 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrowers and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

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28.13	Confidentiality

(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

28.14	Relationship with the Lenders

(a)

Subject to Clause 26.9 (Pro rata Interest Settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 33.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 33.2 (Addresses) and paragraph (a)(iii) of Clause 33.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

28.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Co-Ordinator and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

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(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

28.16	Agent’s management time

Any amount payable to the Agent under Clause 15.3 (Indemnity to the Agent), Clause 17 (Costs and expenses) and Clause 28.11 (Lenders’ indemnity to the Agent) shall include the cost in excess of NOK 50,000 of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrowers and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 12 (Fees).

28.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.18	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)

No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)

No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 28.16 (Role of the Reference Banks).

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28.19	Third party Reference Banks

A Reference Bank which is not a Party may rely on Clause 28.16 (Role of Reference Banks), Clause 37.3 (Other exceptions) and Clause 41 (Confidentiality of Funding Rates and Reference Bank Quotations).

28.20	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrowers) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

28.21	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES AND THE HEDGING BANKS

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party and any Hedging Bank to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party or any Hedging Bank to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party or any Hedging Bank to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30.	SHARING AMONG THE FINANCE PARTIES

30.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.5 (Partial payments).

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30.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 31.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

30.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 30.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

30.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

30.5	Exceptions

(a)

This Clause 30 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

31.	PAYMENT MECHANICS

31.1	Payments to the Agent

(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

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(b)	Payment shall be made to such account with such bank as the Agent specifies.

31.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account with such bank as that Party may notify to the Agent by not less than five (5) Business Days’ notice.

31.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback and pre-funding

(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)

If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrowers before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrowers:

(i)	the Agent shall notify the Borrowers of that Lender’s identity and the Borrowers shall on demand refund it to the Agent; and

(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrowers, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

31.5	Partial payments

(a)

If the Agent receives a payment under a Finance Document or a Hedging Agreement that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents and/or by a Borrower under the Hedging Agreements, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents and the Hedging Agreements in the following order:

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(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement;

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents (except any Hedging Agreement);

(v)

fifthly, in or towards payment of any sum due but unpaid under the Hedging Agreements, pro rata in accordance with the amount of outstanding liabilities under the respective Hedging Agreements (after application of any netting arrangements in respect thereof, provided, however, that any sum recovered from Borrower A may only be applied toward payment of amounts owed by Borrower A.

(b)	The Agent shall, if so directed by the Lenders and the Hedging Banks, vary the order set out in paragraphs (a)(ii) to (v) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

31.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.7	Business Days

(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, USD is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

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32.	SET-OFF

(a)

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)

Each Obligor hereby agrees and accepts that this Clause 32 (Set-off) shall constitute a waiver of the provisions of Section 29 of the FA Act and further agrees and accepts, to the extent permitted by law that Section 29 of the FA Act shall not apply to this Agreement.

(c)

The provisions of this Clause 32 (Set-off) shall not prejudice or otherwise affect or apply to any netting arrangements in any Hedging Agreement, provided that on and from a date when an Event of Default is continuing, any resulting amount due to a Hedging Bank is made to and/or through the Agent in accordance with Clause 31.1 (Payments to the Agent).

33.	NOTICES

33.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of a Borrower, that identified with its name below;

KNOT Shuttle Tankers AS

Knutsen Shuttle Tankers XII KS

Knutsen Shuttle Tankers 13 AS

Knutsen NYK Shuttle Tankers 16 AS

KNOT Shuttle Tankers 17 AS

KNOT Shuttle Tankers 18 AS

P. O. Box 2017

N-5504 Haugesund

Norway

Fax no.: +47 52 70 40 40

E-mail: finance@knutsenoas.com, oem@knotgroup.com, hho@knotgroup.com,

tya@knotgroup, tuo@knotgroup.com; jco@knotoffshorepartners.com

(b)	in the case of the Parent Guarantor, that identified with its name below;

KNOT Offshore Partners L.P.

Queen’s Cross

Aberdeen AB15 4YB

United Kingdom

Fax no.: +47 52 70 40 40

E-mail: finance@knutsenoas.com, oem@knotgroup.com, hho@knotgroup.com,

tya@knotgroup, tuo@knotgroup.com; jco@knotoffshorepartners.com;

ali@knutsenoas.com

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(c)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(d)	in the case of the Agent, that identified with its name below,

DNB Bank ASA

P. O. Box 7100

N-5020 Bergen

Norway

Fax no.: +47 24 05 03 59

E-mail: Middle.Office.Agency.Bergen@dnb.no

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

33.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form;

(ii)

if by way of electronic communication, when actually received in readable form and in the case of any electronic communication made to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose; or

(iii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrowers in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

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33.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 33.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

33.5	Electronic communication

(a)

Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)

Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

33.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.	CALCULATIONS AND CERTIFICATES

34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

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34.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

35.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS

37.1	Required consents

(a)

Subject to Clause 37.2 (All Lender matters) and Clause 37.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

37.2	All Lender matters

An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definitions of “Change of Control”, “Majority Lenders”, “Relevant Person”, “Restricted Party”, “Sanctions”, “Sanctions Authority” or “Sanctions List” in Clause 1.1 (Definitions);

(b)	substitution or replacement of any of the Obligors;

(c)	an extension to the date of payment of any amount under the Finance Documents;

(d)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(e)	an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Credit Facility;

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(f)	any provision which expressly requires the consent of all the Lenders;

(g)

Clause 2.2 (Finance Parties’ rights and obligations), Clause 8.6 (Mandatory prepayment – Change of Control), Clause 8.10 (Application of prepayments), Clause 20.27 (Sanctions), Clause 20.28 (Anti-bribery, anti-corruption and anti-money laundering), Clause 23.19 (Compliance with laws etc.), Clause 23.20 (Sanctions), Clause 26 (Changes to the Lenders), Clause 27 (Changes to the Obligors), Clause 30 (Sharing among the Finance Parties), Clause 31.5 (Partial payments), this Clause 37 (Amendments and waivers), Clause 44 (Governing law) or Clause 45.1 (Jurisdiction);

(h)	the nature or scope of the guarantee and indemnity granted under Clause 19 (Guarantee and indemnity);

(i)

release of any Security created by the Security Documents unless permitted under the Finance Documents or undertaken by the Agent acting on instruction of the Majority Lenders following an Event of Default which is continuing;

(j)	any material change in any of the Security Documents,

shall not be made without the prior consent of all the Lenders and all the Hedging Banks.

37.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent, a Bookrunner, a Mandated Lead Arranger, the Co-Ordinator, a Reference Bank or a Hedging Bank (each in their capacity as such) may not be effected without the consent of the Agent, that Bookrunner, that Mandated Lead Arranger, that Co-Ordinator, that Reference Bank or that Hedging Bank, as the case may be.

37.4	Replacement of Screen Rate

(a)

Subject to Clause 37.3 (Other exceptions), if a Screen Rate Replacement Event has occurred in relation to any Screen Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Benchmark in relation to that currency in place of that Screen Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(B)

that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Benchmark;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

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(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors.

(b)

If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within ten (10) Business Days (or such longer time period in relation to any request which the Borrowers and the Agent may agree) of that request being made:

(i)

its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Benchmark” means benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:

(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to that Screen Rate; or

(c)	in the opinion of the Majority Lenders and the Obligors, an appropriate successor to a Screen Rate.

“Screen Rate Replacement Event” means, in relation to a Screen Rate:

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(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders materially changed;

(b)

(i)

(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent,

(ii)	provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(iii)

the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(iv)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or

(v)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(c)	in the opinion of the Majority Lenders and the Obligors, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

37.5	Excluded Commitment

If:

(a)

any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within three (3) Business Days of that request being made; or

(b)

any Lender which is not a Defaulting Lender fails to respond to such a request (other than an amendment, waiver or consent referred to in paragraphs (b), (c) and (d) of Clause 37.2 (All Lender matters)) or such a vote within ten (10) Business Days of that request being made,

(unless, in either case, the Borrowers and the Agent agree to a longer time period in relation to any request):

(i)

its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

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(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

37.6	Replacement of Lender

(a)	If:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below); or

(ii)

an Obligor becomes obliged to repay any amount in accordance with Clause 8.3 (Mandatory prepayment—Illegality) or to pay additional amounts pursuant to Clause 14 (Increased costs), Clause 13.2 (Tax gross-up) or Clause 13.3 (Tax Indemnity) to any Lender, then the Borrowers may, on twenty (20) Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution (a “Replacement Lender”) and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 26 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 26.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 37.4 (Replacement of Lender) shall be subject to the following conditions:

(i)	the Borrowers shall have no right to replace the Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Borrowers to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than forty (40) Banking Days after the date on which that Lender is deemed a Non-Consenting Lender;

(iv)

in no event shall the Lender replaced under this Clause 37.4 (Replacement of Lender) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)

the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)

A Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrowers when it is satisfied that it has complied with those checks.

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(d)	In the event that:

(i)

the Borrowers or the Agent (at the request of the Borrowers) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)

Lenders whose Commitments aggregate more than eighty per cent. (80%) of the Total Commitments (or, if the Total Commitments have been reduced to zero (0), aggregated more than eighty per cent. (80%) of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

37.7	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facility/ies; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents,

that Defaulting Lender’s Commitments under the relevant Facility/ies will be reduced by the amount of its Available Commitments under the relevant Facility/ies and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 37.7 (Disenfranchisement of Defaulting Lenders), the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b), (c) or (d) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

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37.8	Replacement of a Defaulting Lender

(a)	The Borrowers may, at any time a Lender has become and continues to be a Defaulting Lender, by giving twenty (20) Business Days’ prior written notice to the Agent and such Lender:

(i)

replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)

require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of the undrawn Revolving Credit Facility Commitment of the Lender; or

(iii)

require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Revolving Credit Facility, to an Eligible Institution (a “Replacement Lender”) which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 26 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(iv)

in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 26.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(v)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrowers and which does not exceed the amount described in paragraph (i) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 37.8 (Replacement of a Defaulting Lender) shall be subject to the following conditions:

(i)	the Borrowers shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrowers to find a Replacement Lender;

(iii)	the transfer must take place no later than forty (40) Business Days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)

the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

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(c)

The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Parent when it is satisfied that it has complied with those checks.

38.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

39.	CONFLICT

In case of conflict between the Security Documents and this Agreement, the provisions of this Agreement shall prevail, provided however that this will not in any way be interpreted or applied to prejudice the legality, validity or enforceability of any Security Document.

40.	CONFIDENTIAL INFORMATION

40.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 40.2 (Disclosure of Confidential Information) and Clause 40.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

40.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, insurance and reinsurance brokers, insurers and reinsurers, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

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(iii)

appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 28.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.8 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Obligors;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)

in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)

in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

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(c)

to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrowers and the relevant Finance Party; and

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

40.3	Disclosure to numbering service providers

(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Credit Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 44 (Governing law);

(vi)	the names of the Agent, the Co-Ordinator and the Mandated Lead Arrangers;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Credit Facility (and any tranches);

(ix)	amount of Total Commitments;

(x)	currency of the Credit Facility;

(xi)	type of Credit Facility;

(xii)	ranking of Credit Facility;

(xiii)	Final Maturity Date;

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(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Obligors,

(b)	to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(c)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Credit Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(d)	Each Obligor represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(e)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Credit Facility and/or one or more Obligors by such numbering service provider.

40.4	Entire agreement

This Clause 40 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

40.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

40.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 40.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 40 (Confidential Information).

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40.7	Continuing obligations

The obligations in this Clause 40 (Confidential Information) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

(c)

Each Obligor irrevocably authorises any Finance Party to give, divulge and reveal from time to time information and details relating to its account, the Vessels, the Finance Documents, the Transaction Documents, the Credit Facility, any Commitment and any agreement entered into by any Obligor or information provided by any Obligor in connection with the Finance Documents to;

(i)	any private, public or internationally recognised authorities;

(ii)	the head offices, branches and Affiliates, auditors and professional advisors of any Finance Party;

(iii)	any other parties to the Finance Documents;

(iv)	a rating agency or their professional advisors;

(v)	any person with whom they propose to enter (or contemplate entering) into contractual relations in relation to the Credit Facility and/or Commitments; or

(vi)	any other person(s) regarding the funding, re-financing, transfer, assignment, sale, sub-participation or operational arrangement or other transaction in relation thereto,

including, without limitation, any enforcement, preservation, assignment, transfer, sale or sub-participation of any of the rights and obligations of any Finance Documents.

(d)

The Agent and/or the Mandated Lead Arrangers shall have the right, at its own expense, to publish information about its participation in and the agency and arrangement of the Credit Facility and for such purpose use the Obligors’ logos and trademark in connection with such publication.

41.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

41.1	Confidentiality and disclosure

(a)

The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

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(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 9.4 (Notification of rates of interest); and

(ii)

any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor , as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

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(d)

The Agent’s obligations in this Clause 41 (Confidentiality of Funding Rates and Reference Bank Quotations) relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 9.4 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

41.2	Related obligations

(a)

The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)

of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 41.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 41 (Confidentiality of Funding Rates and Reference Bank Quotations).

41.3	No Event of Default

No Event of Default will occur under Clause 25.3 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 41 (Confidentiality of Funding Rates and Reference Bank Quotations).

42.	DISCLOSURE BY THE PARENT GUARANTOR

Notwithstanding anything contained herein, as required by any court of competent jurisdiction or by any applicable law or regulation, the Parent Guarantor is authorised to provide a copy of this Agreement to such relevant court or governmental authority, including filing this Agreement with the U.S. Securities and Exchange Commission.

43.	“KNOW YOUR CUSTOMER” CHECKS

(a)	If:

(i)

the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation (whether in public regulation or in internal regulation of any of the Finance Parties) made after the date hereof;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date hereof;

(iii)	a proposed assignment or transfer by a Finance Party of any of its rights and/or obligations under this Agreement to a party that is not a Finance Party prior to such assignment or transfer; or

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(iv)	any internal requirements or routines of any of the Finance Parties,

obliges the Agent or any Finance Party (or, in the case of paragraph (iii) above, any prospective new Finance Party) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Finance Party supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself or on behalf of any Finance Party) or any Finance Party (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Finance Party) in order for the Agent, such Finance Party or, in the case of the event described in paragraph (iii) above, any prospective new Finance Party to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any relevant person pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Finance Party shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks on Finance Parties or prospective new Finance Parties pursuant to the transactions contemplated in the Finance Documents.

43.2	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

44.	GOVERNING LAW

This Agreement is governed by Norwegian law.

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45.	ENFORCEMENT

45.1	Jurisdiction

(a)

The courts of Norway, the venue to be Oslo District court (Nw. Oslo tingrett) have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement (a “Dispute”).

(b)	The Parties agree that the courts of Norway are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

This Clause 45.1 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

THE ORIGINAL PARTIES

PART A - THE ORIGINAL LENDERS

Name of Original Lender:	Term Loan Facility A Commitment:	Term Loan Facility B Commitment	Revolving Credit Facility	Total Commitment:
ABN AMRO Bank N.V., Oslo Branch	USD 17,786,666	USD 31,706,666	USD 8,506,666	USD 57,999,998
BNP Paribas	USD 17,786,666	USD 31,706,666	USD 8,506,666	USD 57,999,998
Commbank Europe Limited	USD 17,786,666	USD 31,706,666	USD 8,506,666	USD 57,999,998
DNB Bank ASA	USD 17,786,668	USD 31,706,668	USD 8,506,668	USD 58,000,004
Nordea Bank AB (publ), filial i Norge	USD 26,066,668	USD 46,666,668	USD 12,466,668	USD 85,000,004
Sumitomo Mitsui Banking Corporation Europe Limited	USD 17,786,666	USD 31,706,666	USD 8,506,666	USD 57,999,998
	USD 115,000,000	USD 205,000,000	USD 55,000,000	USD 375,000,000

PART B - THE MANDATED LEAD ARRANGERS AND BOOKRUNNERS

Name of Mandated Lead Arranger and Bookrunner:	Address

ABN Amro Bank N.V.	Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands

BNP Paribas	35 Rue de la Gare – Millénaire 4, 75 019 Paris, France

Commbank Europe Limited	Level 3, Strand Towers, 36 The Strand, Sliema SLM1022, Malta

DNB Bank ASA	Solheimsgaten 7C, N-5058 Bergen, Norway

Nordea Bank AB (publ), filial i Norge	Essendrops gate 7, N-0368 Oslo, Norway

Sumitomo Mitsui Banking Corporation Europe Limited	99 Queen Victoria Street, London EC4V 4EH, United Kingdom

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PART C - THE HEDGING BANKS

Name of Hedging Bank:	Address
ABN Amro Bank N.V.	Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands

BNP Paribas	35 Rue de la Gare – Millénaire 4, 75 019 Paris, France

DNB Bank ASA	Solheimsgaten 7C, N-5058 Bergen, Norway

Nordea Bank AB (publ)	Essendrops gate 7, N-0368 Oslo, Norway

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SCHEDULE 2

CONDITIONS PRECEDENT AND SUBSEQUENT

Part I

Conditions Precedent to the Closing Date

1.	Obligors

(a)	Certified copies of the constitutional documents of each Obligor.

(b)	A certified copy of a resolution of the board of directors of each Obligor:

(i)

approving the terms of, and the transactions contemplated by, the Finance Documents and Transaction Documents to which it is a party and resolving that it shall execute the Finance Documents and Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents and Transaction Documents to which it is a party on its behalf; and

(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	An original Power of Attorney (notarised and legalised if requested by the Agent).

(e)

A written confirmation in original from a Director of each Obligor that each document provided by that Obligor under Part I (Conditions Precedent to the Closing Date) of this Schedule 2 (Conditions Precedent and Subsequent) are true copies of the originals, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the Closing Date.

2.	Know Your Customer (KYC) requirements

Any documents required by the Agent and the Lenders pursuant to any “Know your customer Checks” with respect to the Obligors and their signatories, directors and ultimate beneficial owners.

3.	Authorisations

All approvals, authorisations and consents required by any government or other authorities for the Obligors to enter into and perform their obligations under this Agreement and/or any of the Finance Documents and Transaction Documents to which they are respective parties.

4.	Finance Documents

(a)	The Agreement.

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(b)	Each Fee Letter, duly acknowledged by the Borrowers.

5.	Legal opinions

The following documents to be received by the Agent latest on the Closing Date:

(a)	A legal opinion from Advokatfirmaet Schjødt AS, legal advisers to the Agent in Norway, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)

If an Obligor is incorporated in a jurisdiction other than Norway, a legal opinion from the legal advisers to the Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

Part II

Conditions Precedent to the Initial Borrowing Date

6.	Obligors

A certificate of each Obligor (signed by a director) confirming that:

(a)	all representations and warranties set out in Clause 20 (Representations) of the Agreement are true;

(b)	borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Obligor to be exceeded; and

(c)

nothing has occurred in respect of the Group since 31 December 2017 (whether brought to the knowledge of the Agent or any other Finance Party or not) that would have, or could reasonably be expected to have, a Material Adverse Effect.

7.	Finance Documents

(a)	The Borrower A Assignment Agreement.

(b)	A Notice of Assignment of Insurances and the insurers’ acknowledgement thereof.

(c)	A Notice of Assignment of Earnings and (on a best efforts basis) the charterer’s acknowledgement thereof.

(d)	A notice of Assignment of Earnings Account and Account Bank’s acknowledgement thereof.

(e)	A Notice of Assignment of benefits under the Hedging Agreement and the relevant Hedging Bank’s acknowledgement thereof.

(f)	The Borrower B Assignment Agreement.

(g)	A Notice of Assignment of Insurances and the insurers’ acknowledgement thereof.

(h)	A Notice of Assignment of Earnings and (on a best efforts basis) the charterer’s acknowledgement thereof.

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(i)	A notice of Assignment of Earnings Account and Account Bank’s acknowledgement thereof.

(j)	A Notice of Assignment of benefits under the Hedging Agreement and the relevant Hedging Bank’s acknowledgement thereof.

(k)	The Borrower C Assignment Agreement.

(l)	A Notice of Assignment of Insurances and the insurers’ acknowledgement thereof.

(m)	A Notice of Assignment of Earnings and (on a best efforts basis) the charterer’s acknowledgement thereof.

(n)	A notice of Assignment of Earnings Account and Account Bank’s acknowledgement thereof.

(o)	A Notice of Assignment of benefits under the Hedging Agreement and the relevant Hedging Bank’s acknowledgement thereof.

(p)	The Borrower D Assignment Agreement.

(q)	A Notice of Assignment of Insurances and the insurers’ acknowledgement thereof.

(r)	A Notice of Assignment of Earnings and (on a best efforts basis) the charterer’s acknowledgement thereof.

(s)	A notice of Assignment of Earnings Account and Account Bank’s acknowledgement thereof.

(t)	A Notice of Assignment of benefits under the Hedging Agreement and the relevant Hedging Bank’s acknowledgement thereof.

(u)	The Borrower E Assignment Agreement.

(v)	A Notice of Assignment of Insurances and the insurers’ acknowledgement thereof.

(w)	A Notice of Assignment of Earnings and (on a best efforts basis) the charterer’s acknowledgement thereof.

(x)	A notice of Assignment of Earnings Account and Account Bank’s acknowledgement thereof.

(y)	A Notice of Assignment of benefits under the Hedging Agreement and the relevant Hedging Bank’s acknowledgement thereof.

(z)	The Borrower A Factoring Agreement.

(aa)	A declaration of pledge in respect of the Borrower A Factoring Agreement.

(bb)	Evidence that the Borrower A Factoring Agreement has been registered with its intended priority in the Registry of Moveable Property (Nw. Løsøreregisteret).

(cc)	The Borrower B Factoring Agreement.

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(dd)	A declaration of pledge in respect of the Borrower B Factoring Agreement.

(ee)	Evidence that the Borrower B Factoring Agreement has been registered with its intended priority in the Registry of Moveable Property (Nw. Løsøreregisteret).

(ff)	The Borrower C Factoring Agreement.

(gg)	A declaration of pledge in respect of the Borrower C Factoring Agreement.

(hh)	Evidence that the Borrower C Factoring Agreement has been registered with its intended priority in the Registry of Moveable Property (Nw. Løsøreregisteret).

(ii)	The Borrower D Factoring Agreement.

(jj)	A declaration of pledge in respect of the Borrower D Factoring Agreement.

(kk)	Evidence that the Borrower D Factoring Agreement has been registered with its intended priority in the Registry of Moveable Property (Nw. Løsøreregisteret).

(ll)	The Borrower E Factoring Agreement.

(mm)	A declaration of pledge in respect of the Borrower E Factoring Agreement.

(nn)	Evidence that the Borrower E Factoring Agreement has been registered with its intended priority in the Registry of Moveable Property (Nw. Løsøreregisteret).

(oo)	The Borrower A Mortgage I.

(pp)	A Deed of Covenants in respect of the Borrower A Mortgage I.

(qq)	Evidence that the Borrower A Mortgage I has been registered with its intended priority in the Bahamas ship Register.

(rr)	The Borrower A Mortgage II.

(ss)	A Deed of Covenants in respect of the Borrower A Mortgage II.

(tt)	Evidence that the Borrower A Mortgage II has been registered with its intended priority in the Bahamas ship Register.

(uu)	The Borrower B Mortgage.

(vv)	A Deed of Covenants in respect of the Borrower B Mortgage.

(ww)	Evidence that the Borrower B Mortgage has been registered with its intended priority in the Maltese ship Register.

(xx)	The Borrower C Mortgage.

(yy)	A Deed of Covenants in respect of the Borrower C Mortgage.

(zz)	Evidence that the Borrower C Mortgage has been registered with its intended priority in the United Kingdom ship Register.

(aaa)	The Borrower D Mortgage.

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(bbb)	A Deed of Covenants in respect of the Borrower D Mortgage.

(ccc)	Evidence that the Borrower D Mortgage has been registered with its intended priority in the ship Register of the Isle of Man.

(ddd)	The Borrower E Mortgage.

(eee)	A Declaration of Pledge in respect of the Borrower E Mortgage.

(fff)	Evidence that the Borrower E Mortgage has been registered with its intended priority in NIS.

(ggg)	The Borrower A Share Pledge.

(hhh)	Evidence of perfection of the Borrower A Share Pledge.

(iii)	The Borrower B Share Pledge.

(jjj)	Evidence of perfection of the Borrower B Share Pledge.

(kkk)	The Borrower C Share Pledge.

(lll)	Evidence of perfection of the Borrower C Share Pledge.

(mmm)	The Borrower D Share Pledge.

(nnn)	Evidence of perfection of the Borrower D Share Pledge.

(ooo)	The Borrower E Share Pledge.

(ppp)	Evidence of perfection of the Borrower E Share Pledge.

(All	Finance Documents to be delivered in original).

8.	Transaction Documents

(a)	Manager’s Undertaking for Vessel 3.

(b)	Manager’s Undertaking for Vessel 4.

(c)	Manager’s Undertaking for Vessel 5.

(d)	Manager’s Undertaking for Vessel 6.

9.	Other documents and evidence

(a)	The Hedging Agreements (if relevant).

(b)	The Original Financial Statements of each Obligor.

(c)	Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by the Initial Borrowing Date.

(d)	If relevant, assurance that any withholding tax will be paid or application to tax authorities is or will be sent.

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(e)

Evidence that any existing facilities will be cancelled and repaid in full prior to, or simultaneously with, the first drawdown under the Credit Facility, and that any securities related thereto are being released or cancelled.

(f)	Any other document, authorisation, opinion or assurance requested by the Agent.

10.	Other documents and evidence

(a)	A Utilisation Request.

(b)	The Original Financial Statements.

(c)	An original Compliance Certificate confirming that the Borrowers and the Guarantors are in compliance with the financial covenants as set out in Clause 22 (Financial covenants);

(d)	Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by the relevant Utilisation Date.

(e)	If relevant, evidence of payment of taxes or assurance reasonably satisfactory to the Agent that any withholding tax will be paid or application to tax authorities is or will be sent.

(f)	Any other document, authorisation, opinion or assurance requested by the Agent

11.	Documents relating to the relevant Vessel

(a)

Copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the Vessel in accordance with Clause 24.2 (Insurance—Vessels), and evidencing that the Agent’s Security in the insurance policies have been noted in accordance with the relevant notices as required under the relevant Assignment Agreement.

(b)

A copy of a report, in form and scope reasonably acceptable to the Agent, from Bankserve or another firm of marine insurance brokers acceptable to the Lenders with respect to the insurance maintained in respect of the Vessel, together with a certificate from such broker certifying that such insurances (I) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as is acceptable to the Lenders and (II) conform with requirements of the mortgage taken for the benefit of the Lenders in the Vessel.

(c)	A copy of the current relevant DOC.

(d)	A certified copy of the relevant Management Agreement.

(e)	A copy of each Vessel’s charterparty (if relevant).

(f)

Evidence (by way of transcript of registry) that the Vessel is registered in the name of the relevant Borrower in an Approved Ship Registry acceptable to the Agent, that the relevant Mortgage has been, or will in connection with Utilisation of the relevant Loan be, executed and recorded with its intended priority against the Vessel and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the Vessel.

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(g)

A certified copy of an updated class certificate related to the Vessel from the relevant classification society, confirming that the Vessel is classed with the highest class in accordance with Clause 24.5 (Classification and repairs), free of extensions and overdue recommendations.

(h)	A copy of the current SMC.

(i)	A copy of the current ISSC.

(j)	Valuation certificates issued not earlier than thirty (30) days before the Utilisation Date evidencing the Market Value of the Vessel.

12.	Authorisations

(a)

All approvals, authorisations and consents required by any government or other authorities or third parties for the Obligors to enter into and perform their obligations under this Agreement and/or any of the Finance Documents to which they are respective parties and so that all applicable waiting periods have expired without any action being taken by any competent authority which, in the judgment of the Facility Agent, restrains, prevents, or imposes materially adverse conditions upon the entry into the Agreement or the transactions contemplated thereby.

(b)	No judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the Agreement or the transactions referred to therein shall exist.

13.	Legal opinions

The following documents to be received by the Agent latest on the Utilisation Date:

(a)	A legal opinion from Advokatfirmaet Schjødt AS, legal advisers to the Agent in Norway, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)

If an Obligor is incorporated in a jurisdiction other than Norway, a legal opinion from the legal advisers to the Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)

If any Mortgaged Asset is situated in a jurisdiction other than Norway, or any Finance Document is subject to any other choice of law than Norwegian law, a legal opinion from the legal advisers to the Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(d)	Any such other favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

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SCHEDULE 3

REQUESTS

Part I

Utilisation Request

From:	KNOT Shuttle Tankers AS

Knutsen Shuttle Tankers XII KS

Knutsen Shuttle Tankers 13 AS

Knutsen NYK Shuttle Tankers 16 AS

KNOT Shuttle Tankers 17 AS

KNOT Shuttle Tankers 18 AS

To:	DNB Bank ASA

Dated:

Dear Sirs

KNOT Shuttle Tankers AS, Knutsen Shuttle Tankers XII KS, Knutsen Shuttle Tankers 13 AS, Knutsen NYK Shuttle Tankers 16 AS, KNOT Shuttle Tankers 17 AS and KNOT Shuttle Tankers 18 AS – USD 375,000,000 Term Loan and Revolving Credit Facilities Agreement dated 4 September 2018 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan under the [Term Loan A Facility] [Term Loan B Facility] Tranche [ ] [Revolving Credit Facility] on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ] ([3 or 6] months)

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.

[We confirm that the aggregate Market Value of the Vessels is at least USD [     ], and that the aggregate Market Value of the Vessels remains at least one hundred and twenty five per cent (125%) of the Outstanding Indebtedness following the utilisation of the proposed Loan.]

5.	The proceeds of this Loan should be credited to [account].

6.	This Utilisation Request is irrevocable.

Yours faithfully

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…………………………………

authorised signatory for

KNOT Shuttle Tankers AS

Knutsen Shuttle Tankers XII KS

Knutsen Shuttle Tankers 13 AS

Knutsen NYK Shuttle Tankers 16 AS

KNOT Shuttle Tankers 17 AS

KNOT Shuttle Tankers 18 AS

schjodt.no  |  Page 134 of 146

Part II

Selection Notice

From:     KNOT Shuttle Tankers AS

Knutsen Shuttle Tankers XII KS

Knutsen Shuttle Tankers 13 AS

Knutsen NYK Shuttle Tankers 16 AS

KNOT Shuttle Tankers 17 AS

KNOT Shuttle Tankers 18 AS

To:         DNB Bank ASA

Dated:

Dear Sirs

KNOT Shuttle Tankers AS, Knutsen Shuttle Tankers XII KS, Knutsen Shuttle Tankers 13

AS, Knutsen NYK Shuttle Tankers 16 AS, KNOT Shuttle Tankers 17 AS and KNOT Shuttle

Tankers 18 AS – USD 375,000,000 Term Loan and Revolving Credit Facilities Agreement

dated 4 September 2018 (the “Agreement”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We request that the next Interest Period for the Loan under the [Term Loan A Facility] [Term Loan B Facility] Tranche [ ] is [ ] Months.

3.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

KNOT Shuttle Tankers AS Knutsen Shuttle Tankers XII KS Knutsen Shuttle Tankers 13 AS Knutsen NYK Shuttle Tankers 16 AS KNOT Shuttle Tankers 17 AS KNOT Shuttle Tankers 18 AS

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SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	DNB Bank ASA as Agent

From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

KNOT Shuttle Tankers AS, Knutsen Shuttle Tankers XII KS, Knutsen Shuttle Tankers 13 AS, Knutsen NYK Shuttle Tankers 16 AS, KNOT Shuttle Tankers 17 AS and KNOT Shuttle Tankers 18 AS – USD 375,000,000 Term Loan and Revolving Credit Facilities Agreement dated 4 September 2018 (the “Agreement”)

1.

We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 26.5 (Procedure for transfer):

(a)

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 26.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 26.3 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by Norwegian law.

6.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

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THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                ].

[Agent]

By:

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SCHEDULE 5

FORM OF LENDER ASSIGNMENT AGREEMENT

To:	DNB Bank ASA as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

KNOT Shuttle Tankers AS, Knutsen Shuttle Tankers XII KS, Knutsen Shuttle Tankers 13 AS,

Knutsen NYK Shuttle Tankers 16 AS, KNOT Shuttle Tankers 17 AS and KNOT Shuttle Tankers 18

AS – USD 375,000,000 Term Loan and Revolving Credit Facilities Agreement dated 4

September 2018 (the “Agreement”)

1.

We refer to the Agreement. This is a Lender Assignment Agreement. Terms defined in the Agreement have the same meaning in this Lender Assignment Agreement unless given a different meaning in this Lender Assignment Agreement.

2.	We refer to Clause 26.6 (Procedure for assignment):

(a)

The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement as specified in the Schedule.

(b)

The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 26.4 (Limitation of responsibility of Existing Lenders).

7.

[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [    ]) and is tax resident in [    ], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and wishes that scheme to apply to the Agreement.][1]

[1]	Include if New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

schjodt.no  |  Page 138 of 146

8.

This Lender Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 26.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), to the Borrower (on behalf of each Obligor) of the assignment referred to in this Lender Assignment Agreement.

9.

This Lender Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Lender Assignment Agreement.

10.	This Lender Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by Norwegian law.

11.	This Lender Assignment Agreement has been entered into on the date stated at the beginning of this Lender Assignment Agreement.

schjodt.no  |  Page 139 of 146

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Lender Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [            ].

Signature of this Lender Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

schjodt.no  |  Page 140 of 146

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

From:	KNOT Shuttle Tankers AS

Knutsen Shuttle Tankers XII KS

Knutsen Shuttle Tankers 13 AS

Knutsen NYK Shuttle Tankers 16 AS

KNOT Shuttle Tankers 17 AS

KNOT Shuttle Tankers 18 AS

To:	DNB Bank ASA as Agent

Dated:

Dear Sirs

KNOT Shuttle Tankers AS, Knutsen Shuttle Tankers XII KS, Knutsen Shuttle Tankers 13 AS,

Knutsen NYK Shuttle Tankers 16 AS, KNOT Shuttle Tankers 17 AS and KNOT Shuttle

Tankers 18 AS – USD 375,000,000 Term Loan and Revolving Credit Facilities Agreement

dated 4 September 2018 (the “Agreement”)

1.

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

[     ]

3.	[We confirm that each Repeating Representation is true and correct on this date and that no Default is continuing.] *

Yours faithfully

authorised signatory for

KNOT Shuttle Tankers AS Knutsen Shuttle Tankers XII KS Knutsen Shuttle Tankers 13 AS Knutsen NYK Shuttle Tankers 16 AS KNOT Shuttle Tankers 17 AS KNOT Shuttle Tankers 18 AS KNOT Offshore Partners L.P.

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

schjodt.no  |  Page 141 of 146

SCHEDULE 7

STRUCTURE CHART

schjodt.no  |  Page 142 of 146

SCHEDULE 8

REPAYMENT SCHEDULE

	$375 million Senior Secured Credit Facilities
#	Term Loan Facility A	Term Loan Facility B	Revolving Facility	Repayments Term Loan Facility A	Repayments Term Loan Facility B	Reductions Revolving Facility	Global repayments / reductions
DD	$115 000 000	$205 000 000	$55 000 000	-	-	-	-
1	$112 745 200	$199 726 606	$55 000 000	$2 254 800	$5 273 394	$0	$7 528 194
2	$110 490 400	$194 453 211	$55 000 000	$2 254 800	$5 273 394	$0	$7 528 194
3	$108 235 600	$189 179 817	$55 000 000	$2 254 800	$5 273 394	$0	$7 528 194
4	$105 980 800	$183 906 422	$55 000 000	$2 254 800	$5 273 394	$0	$7 528 194
5	$103 726 000	$178 633 028	$55 000 000	$2 254 800	$5 273 394	$0	$7 528 194
6	$101 471 200	$173 359 634	$55 000 000	$2 254 800	$5 273 394	$0	$7 528 194
7	$99 216 399	$168 086 239	$55 000 000	$2 254 800	$5 273 394	$0	$7 528 194
8	$96 961 599	$162 812 845	$55 000 000	$2 254 800	$5 273 394	$0	$7 528 194
9	$94 706 799	$157 539 451	$55 000 000	$2 254 800	$5 273 394	$0	$7 528 194
10	$92 451 999	$152 266 056	$55 000 000	$2 254 800	$5 273 394	$0	$7 528 194
11	$90 197 199	$146 992 662	$55 000 000	$2 254 800	$5 273 394	$0	$7 528 194
12	$87 942 399	$141 719 267	$55 000 000	$2 254 800	$5 273 394	$0	$7 528 194
13	$85 687 599	$136 445 873	$55 000 000	$2 254 800	$5 273 394	$0	$7 528 194
14	$83 432 799	$131 172 479	$55 000 000	$2 254 800	$5 273 394	$0	$7 528 194
15	$81 177 999	$125 899 084	$55 000 000	$2 254 800	$5 273 394	$0	$7 528 194
16	$78 923 199	$120 625 690	$55 000 000	$2 254 800	$5 273 394	$0	$7 528 194
17	$76 668 399	$115 352 295	$55 000 000	$2 254 800	$5 273 394	$0	$7 528 194
18	$74 413 599	$110 078 901	$55 000 000	$2 254 800	$5 273 394	$0	$7 528 194
19	$72 158 798	$104 805 507	$55 000 000	$2 254 800	$5 273 394	$0	$7 528 194
20	$0	$0	$0	$72 158 798	$104 805 507	$55 000 000	$231 964 305

Outstanding pr. vessel
#	Fortaleza Term Loan	Recife Term Loan	Windsor Term Loan part	Bodil Term Loan Part	Carmen Term Loan Part	Ingrid Term Loan Part
DD	$57 500 000	$57 500 000	$43 578 931	$54 574 891	$51 724 363	$55 121 815
1	$56 357 352	$56 387 848	$41 958 084	$53 194 702	$50 582 636	$53 991 183
2	$55 214 703	$55 275 696	$40 337 237	$51 814 513	$49 440 909	$52 860 552
3	$54 072 055	$54 163 545	$38 716 390	$50 434 324	$48 299 182	$51 729 920
4	$52 929 407	$53 051 393	$37 095 543	$49 054 135	$47 157 455	$50 599 289
5	$51 786 759	$51 939 241	$35 474 696	$47 673 947	$46 015 729	$49 468 657
6	$50 644 110	$50 827 089	$33 853 849	$46 293 758	$44 874 002	$48 338 026
7	$49 501 462	$49 714 937	$32 233 001	$44 913 569	$43 732 275	$47 207 394
8	$48 358 814	$48 602 785	$30 612 154	$43 533 380	$42 590 548	$46 076 763
9	$47 216 166	$47 490 634	$28 991 307	$42 153 191	$41 448 821	$44 946 131
10	$46 073 517	$46 378 482	$27 370 460	$40 773 002	$40 307 094	$43 815 500
11	$44 930 869	$45 266 330	$25 749 613	$39 392 813	$39 165 367	$42 684 868
12	$43 788 221	$44 154 178	$24 128 766	$38 012 624	$38 023 641	$41 554 237
13	$42 645 573	$43 042 026	$22 507 919	$36 632 435	$36 881 914	$40 423 605
14	$41 502 924	$41 929 874	$20 887 072	$35 252 246	$35 740 187	$39 292 974
15	$40 360 276	$40 817 723	$19 266 225	$33 872 057	$34 598 460	$38 162 342
16	$39 217 628	$39 705 571	$17 645 378	$32 491 868	$33 456 733	$37 031 711
17	$38 074 980	$38 593 419	$16 024 531	$31 111 679	$32 315 006	$35 901 079
18	$36 932 331	$37 481 267	$14 403 684	$29 731 490	$31 173 279	$34 770 448
19	$35 789 683	$36 369 115	$12 782 837	$28 351 301	$30 031 553	$33 639 816
20	$0	$0	$0	$0	$0	$0

schjodt.no  |  Page 143 of 146

SCHEDULE 9

LIST OF EXISTING HEDGING TRANSACTIONS

Derivative Provider	Counterparty	Type	Start	Expiry	Currency	B: Principal
Nordea Bank	Borrower A	IRS	19.03.18	21.09.20	USD	50,000,000
Nordea Bank	Borrower A	IRS	03.04.18	02.07.20	USD	50,000,000
Nordea Bank	Borrower B	IRS	06.08.18	05.08.20	USD	25,000,000
Nordea Bank	Borrower B	IRS	06.08.18	05.11.20	USD	25,000,000

						Principal
Derivative Provider	Counterparty	Type	Start	Expiry	Currency	Buy	Sell
Nordea Bank	Borrower D	FX	27.10.17	31.10.18	USD/NOK	kr 40,477,500	$5,000,000
Nordea Bank	Borrower D	FX	11.07.18	14.01.19	USD/NOK	kr 39,911,500	$5,000,000
ABN AMRO BANK	Borrower B	FX	23.02.18	26.02.19	USD/NOK	kr 38,702,500	$5,000,000
Nordea Bank	Borrower B	FX	08.05.18	13.11.18	USD/NOK	kr 40,258,000	$5,000,000
Nordea Bank	Borrower B	FX	21.02.18	14.02.19	USD/NOK	kr 40,752,500	$5,000,000

schjodt.no  |  Page 144 of 146

EXECUTION PAGE

Borrower A:		Borrower B:

KNUTSEN SHUTTLE TANKERS XII KS		KNUTSEN SHUTTLE TANKERS 13 AS

By:	/s/ Jan J. Greve	By:	/s/ Jan J. Greve
Name:	JAN J. GREVE	Name:	JAN J. GREVE
Title:	Attorney-in-fact	Title:	Attorney-in-fact

Borrower C:		Borrower D:

KNUTSEN NYK SHUTTLE TANKERS 16 AS		KNOT SHUTTLE TANKERS 17 AS

By:	/s/ Jan J. Greve	By:	/s/ Jan J. Greve
Name:	JAN J. GREVE	Name:	JAN J. GREVE
Title:	Attorney-in-fact	Title:	Attorney-in-fact

Borrower E:		RCF Borrower:

KNOT SHUTTLE TANKERS 18 AS		KNOT SHUTTLE TANKERS AS

By:	/s/ Jan J. Greve	By:	/s/ Jan J. Greve
Name:	JAN J. GREVE	Name:	JAN J. GREVE
Title:	Attorney-in-fact	Title:	Attorney-in-fact

Parent Guarantor:

KNOT OFFSHORE PARTNERS L.P.

By:	/s/ Jan J. Greve
Name:	JAN J. GREVE
Title:	Attorney-in-fact

schjodt.no  |  Page 145 of 146

Original Lender:		Original Lender:

ABN AMRO BANK N.V., OSLO BRANCH		BNP PARIBAS

By:	/s/ Thomas Dale	By:	/s/ Thomas Dale
Name:	THOMAS DALE	Name:	THOMAS DALE
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

Original Lender:		Original Lender:
COMMBANK EUROPE LIMITED		SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED

By:	/s/ Raymond De Carlo	By:	/s/ Thomas Dale
Name:	Raymond De Carlo	Name:	THOMAS DALE
Title:	Company Secretary/Director CommBank Europe Limited	Title:	Attorney-in-Fact

Original Lender, Bookrunner, Mandated Lead Arranger and Co-Ordinator: NORDEA BANK AB (PUBL), FILIAL I NORGE		Original Lender, Bookrunner, Mandated Lead Arranger and Hedging Bank: DNB BANK ASA

By:	/s/ Thomas Dale	By:	/s/ Thomas Dale
Name:	THOMAS DALE	Name:	THOMAS DALE
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

Mandated Lead Arranger, Bookrunner and		Hedging Bank:
Hedging Bank:
ABN AMRO BANK N.V.		NORDEA BANK AB (PUBL)

By:	/s/ Thomas Dale	By:	/s/ Thomas Dale
Name:	THOMAS DALE	Name:	THOMAS DALE
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

schjodt.no  |  Page 146 of 146

Agent:
DNB BANK ASA

By:	/s/ Thomas Dale	By:
Name:	THOMAS DALE	Name:
Title:	Attorney-in-Fact	Title: